    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1997
                                                      REGISTRATION NO. 333-32699
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           ROGUE WAVE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                               7372                              93-1064214
  (State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification
  incorporation or organization)         Classification Code Number)                     No.)

                           --------------------------
                               850 SW 35TH STREET
                            CORVALLIS, OREGON 97333
                                 (541) 754-3010
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                              THOMAS KEFFER, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ROGUE WAVE SOFTWARE, INC.
                               850 SW 35TH STREET
                            CORVALLIS, OREGON 97333
                                 (541) 754-3010
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

              Mark P. Tanoury, Esq.                             Laird H. Simons, III, Esq.
            Vincent P. Pangrazio, Esq.                            Mark C. Stevens, Esq.
            James F. Fulton, Jr., Esq.                           Edward M. Urschel, Esq.
                COOLEY GODWARD LLP                               Michael J. McAdam, Esq.
               3000 Sand Hill Road                                  FENWICK & WEST LLP
              Building 3, Suite 230                                Two Palo Alto Square
            Menlo Park, CA 94025-7116                              Palo Alto, CA 94306
                  (415) 843-5000                                      (415) 494-0600

                           --------------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1997
PROSPECTUS
                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    Of the 2,000,000 shares of Common Stock offered hereby, 205,000 shares are being sold by the Company and 1,795,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol RWAV. On August 6, 1997, the last reported sale price of the Common Stock was $12.00 per share. See "Price Range of Common Stock."
                                 --------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                             PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                              PUBLIC        DISCOUNT (1)      COMPANY (2)     STOCKHOLDERS
Per Share...............         $                $                $                $
Total (3)...............         $                $                $                $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $300,000.

(3) The Company and certain stockholders of the Company have granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to
    Company and Proceeds to Selling Stockholders will be $     , $     , $
    and $     , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about            , 1997 at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                                COWEN & COMPANY

                                                     WESSELS, ARNOLD & HENDERSON

           , 1997

                                         Rogue Wave's object-oriented software
                                         parts work behind the scenes in a
                                         diverse set of industries such as
                                         telecommunications, finance and
                                         aerospace.

[A graphic showing a sample screen from one of the Company's products with a reflection of a person on the screen. Below the sample screen are two columns, one listing several of the Company's C++ products and the other listing the Company's Java products]

                 The Software Parts Company-TM- [Company Logo]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY

    Rogue Wave is a leading provider of object-oriented software parts and related tools. The Company's C++ and Java-based products are used to develop robust, scalable software applications for a wide variety of environments, including client-server, Internet and intranet environments. These products enable customers to construct software applications more quickly, with higher quality and across multiple platforms, and reduce the complexity associated with the software development process. The Company's software parts provide the functionality to perform fundamental operations such as network and database connectivity, thereby allowing programmers to focus on the core functionality of the software under development.

    Software is increasingly the most critical component of today's information systems. Businesses typically rely on such information systems as a strategic resource and as a way of differentiating themselves from their competitors. However, software development technologies and methods have not kept pace with the increasing reliance on software systems. In fact, the intricacies of modern software systems have tended to make the software development process longer, more complicated and increasingly error prone. To address these difficulties in developing and maintaining complex software systems, organizations are increasingly adopting object-oriented technologies and development methodologies. For object-oriented software development, C++ has emerged as the industry standard programming language. Java, another object-oriented programming language that is similar to C++, has been recently popularized through the growth of the Internet and intranet environments. Java offers additional benefits in the areas of platform independence and distributed computing.

    While objects are easy to use once built, developing robust, well-designed objects can be extremely difficult and time consuming. Organizations are seeking to improve quality and time-to-market by purchasing pre-written objects or "parts" from independent vendors to handle fundamental operations ranging from simple functions such as date handling to more complex functions such as network communications. The Company believes that the use of third-party software parts will enable organizations to develop robust software applications more rapidly, at lower cost and with more functionality than applications using only internally developed objects.

    The Company's objective is to be the leading provider of high quality, reusable software parts and related tools for the development of object-oriented software applications. The Company's products have the features and functionality necessary to provide customers with the benefits of increased software flexibility and quality, accelerated development times and reduced maintenance costs. The Company follows a cross-platform strategy allowing most objects to be used on the most popular operating systems, such as Windows and UNIX. The Company's strategy is to leverage its installed base of Tools.h++ customers by offering additional object-oriented software parts and related tools. The Company also intends to develop strategic partnerships, extend its technological leadership, promote the enterprise-wide adoption of Rogue Wave products and expand its worldwide distribution.

    To date, Rogue Wave has sold over 50,000 end-user licenses. Rogue Wave markets its software primarily through its telesales and direct field sales organization, and to a lesser extent through indirect channel partners. The Company bundles its Tools.h++ and/or Standard C++ Library products with popular compilers offered by leading vendors, including Hewlett-Packard, Microware, Siemens-Nixdorf, Silicon Graphics and Sun Microsystems. The Company's products are used by programmers to develop software applications for organizations in a wide variety of industries. The Company's customers include 3Com, Boeing, Hewlett-Packard, IBM, MCI, Morgan Stanley, Motorola and Netscape.

    The Company was founded in 1989 and operated as an unincorporated business until its incorporation in Oregon in July 1991. The Company reincorporated into Delaware on November 21, 1996. Unless the context otherwise requires, "Rogue Wave" and the "Company" refer to Rogue Wave Software, Inc. and its subsidiaries. The Company's executive offices are located at 850 SW 35th Street, Corvallis, Oregon 97333. Its telephone number is (541) 754-3010. The Company maintains a Web site on the World Wide Web.

                                  THE OFFERING

Common Stock offered by the Company.....................  205,000 shares
Common Stock offered by the Selling Stockholders........  1,795,000 shares
Common Stock to be outstanding after the offering.......  7,915,063 shares (1)
Use of proceeds.........................................  Working capital and other corporate purposes. See
                                                           "Use of Proceeds."
Nasdaq National Market symbol...........................  RWAV

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                           YEAR ENDED SEPTEMBER 30,                 JUNE 30,
                                                  ------------------------------------------  --------------------
                                                    1993       1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenue.................................  $   3,212  $   7,209  $  11,937  $  18,845  $  13,192  $  21,043
  Income (loss) from operations.................        180        644        195        (80)      (255)     1,686
  Net income (loss).............................        175        568         79         35       (114)     1,728
  Net income (loss) per common share (2)........  $    0.04  $    0.14  $    0.02  $    0.01  $   (0.03) $    0.21
  Shares used in per share calculation (2)......      3,914      4,154      5,009      6,045      4,088      8,348

                                                                                               JUNE 30, 1997
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
                                                                                                (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments....................................  $  30,540    $   32,552
  Total assets.........................................................................     42,175        44,187
  Long-term obligations, less current portion..........................................        370           370
  Total stockholders' equity...........................................................     32,575        34,587

------------------------
(1) Excludes 2,061,150 shares of the Company's Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997 at a weighted average exercise price of $5.85 per share. See "Management--Equity Incentive Plans."

(2) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of the number of shares used in the calculation of net income per common share.

(3) As adjusted to reflect the sale of the 205,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $12.00 per share. See "Capitalization."
                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

    Rogue Wave-Registered Trademark-, .h++-Registered Trademark-, zApp-Registered Trademark- and zApp Factory-Registered Trademark- are registered trademarks of the Company. JFactory, JMoney, JTools, JWidgets, JChart, JDBTools, DBTools, DBFactory and Object Factory are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "EFFECT," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    UNCERTAINTY OF FUTURE OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Prior growth rates in the Company's revenue and net income should not be considered indicative of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products and services, the level of product and price competition, the length of the Company's sales cycle, the size and timing of individual license transactions, the delay or deferral of customer implementations, the budget cycles of the Company's customers, the Company's success in expanding its direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements, the mix of products and services licensed or sold, levels of international sales, activities of and acquisitions by competitors, changes in pricing policy by the Company and its competitors, publication of opinions about the Company, its products and object-oriented technology by industry analysts, the hiring of new employees, changes in foreign currency exchange rates, product lifecycles and the ability of the Company to develop and market new products and control costs. The Company generally ships orders as received and as a result typically has little or no backlog. Quarterly revenue and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. In addition, the Company has historically earned a substantial portion of its revenue in the last days of each quarter. To the extent this trend continues, the failure to achieve such revenue during the last days of any given quarter will have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

    Service and maintenance revenue tends to fluctuate as consulting contracts, which may extend over several months, are undertaken, renewed, completed or terminated. License fee revenue is difficult to forecast due to the fact that the Company's sales cycle, from initial evaluation to purchase, varies substantially from customer to customer. As a result of these and other factors, revenue for any quarter is subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of transactions could cause significant variations in operating results from quarter to quarter and could result in significant losses. The Company has announced its intention to move its administrative operations from its current location in Corvallis, Oregon to Boulder, Colorado during fiscal 1998. In connection with this move, the Company expects to incur charges totaling approximately $1.5 million during fiscal 1998. Such charges will have a material adverse effect on the operating results for the quarters in which they are incurred. Specifically, the Company anticipates that it will incur the substantial majority of such charges during the second quarter of fiscal 1998. Furthermore, the Company may incur additional charges associated with the move which, if incurred, may have a material adverse effect on the Company's operating results. In addition, the Company intends to create a majority-owned subsidiary to develop technology relating to the collection and verification of data across the Internet. The Company expects such subsidiary will be in the development stage for at least one year. There can be no assurance that the technology developed by such subsidiary will be commercialized, or even if it is commercialized there can be no assurance of market acceptance due to such subsidiary's new and untested business model. The financial results of such subsidiary will be consolidated with the Company's financial results. Accordingly, fluctuations in the operating results of such subsidiary may have a material adverse effect on the Company's operating results. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Sales, Marketing and Customer Support" and "--Product Development."

    LIMITED OPERATING HISTORY. The Company was founded in September 1989 and first shipped products in November 1989. Although the Company's total revenue has increased in each of the last eight quarters and the Company had net income in most of those quarters, the Company incurred net losses in the quarters ended September 30, 1995 and June 30, 1996. In fiscal 1995 and fiscal 1996, the Company experienced significant declines in net income. The declines were primarily the result of two factors, the combination of its financial results with those of Inmark Development Corporation ("Inmark"), with which the Company merged in October 1995 (the "Inmark Merger"), as well as the significant commitment of resources to the Company's product development, sales and marketing and technical support organizations. The Inmark Merger had a significant adverse impact on the Company's net income because, prior to the time of the Inmark Merger, Inmark was engaged in a new product development effort that resulted in substantial operating losses. The increase in resources devoted to the Company's product development, sales and marketing and technical support organization were part of the Company's strategy to expand market share. The strategy represented a shift away from the Company's earlier focus on achieving profitability and the short term result was the decrease in net income. The Company expects to continue to devote substantial resources in these areas and as a result will need to recognize significant quarterly revenue to achieve and maintain profitability. The Company's limited operating history makes the prediction of future operating results difficult or impossible. Although the Company has experienced significant revenue growth in recent years, there can be no assurance that the Company will sustain such growth, if any, or that the Company will remain profitable on a quarterly basis or at all. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON EMERGING MARKET FOR C++ AND JAVA. The Company's product lines are designed for use in object-oriented software application development, specifically the C++ and Java programming languages, and substantially all of the Company's revenue has been attributable to sales of products and related maintenance and consulting services related to C++ programming and development. The Company believes that while the market for object-oriented technology in general, and C++ tools and programming applications in particular, is growing, the Company's growth depends upon broader market acceptance of object-oriented technology and the C++ programming language. Even if broader market acceptance is achieved, the object-oriented market may continue to be characterized by multiple software environments, many of which are not supported by the Company's products, and numerous competitors in the areas of tools, methodology and services. Furthermore, the C++ programming language is very complex. Should the C++ programming language lose market acceptance or be replaced by another programming language, the Company's business, financial condition and results of operations would be materially and adversely affected. The Company's financial performance will depend in part upon continued growth in the object-oriented technology and C++ markets and the development of standards that the Company's products address. There can be no assurance that the market will continue to grow or that the Company will be able to respond effectively to the evolving requirements of the market.

    The number of software developers using the C++ programming language is relatively small compared to the number of developers using more traditional software development technology. The adoption of the C++ programming language by software programmers who have traditionally used other technology requires reorientation to significantly different programming methods, and there can be no assurance that the acceptance of the C++ programming language will expand beyond the early adopters of the technology. Furthermore, there can be no assurance that potential corporate customers will be willing to make the investment required to retrain programmers to build software using C++ rather than structured or other object-oriented programming techniques. Many of the Company's customers have purchased only small quantities of the Company's products and there can be no assurance that these or new customers will broadly implement C++ programming or purchase additional products.

    In addition, the Company has several products for use in the Java market. The Company has spent and will continue to devote resources on the development of new and enhanced products that address the Java market. There can be no assurance that the Company will be successful in marketing its existing or future Java products or that the market for Java products will grow. If the Java market fails to grow, or grows more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Industry Background," "--The Rogue Wave Strategy" and "--Product Development."

    MANAGEMENT OF GROWTH. The Company is experiencing a period of transition and aggressive product introductions that has placed, and may continue to place, a significant strain on its resources, including its personnel. Expansion of the Company's product lines, additional product development and product introductions, or acquisitions of other technologies or companies, when added to the day-to-day activities of the Company, will place a further strain on the Company's resources and personnel. In particular, the Company has recently acquired a European distributor with offices and personnel in several European countries. In addition, the Company recently established a consulting group in Boulder, Colorado to help expand its ability to provide consulting services. Such additions involve a number of risks, including risks related to the integration of new businesses or business units, the substantial management time devoted to such activities, the failure to achieve anticipated benefits, such as cost savings and increased revenue, and the difficulties of managing additional operations. The Company's acquisition of Inmark in October 1995 resulted in the Company's product development team being distributed in three separate sites across the country. Managing this distribution requires a significant amount of attention from management, particularly the Vice President, Development and the Chief Technology Officer, to ensure that the Company's development efforts are timely, consistent and well integrated. In addition, the Company recently announced that it will move its administrative operations from Corvallis, Oregon to Boulder, Colorado. This move will result in the distribution of the Company's senior management team, which may make managing the Company's operations more difficult. In particular, managing this transition will require a significant amount of attention from management, particularly the Company's Chief Operating Officer and Chief Financial Officer who will relocate as part of the move.

    COMPETITION. The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for C++ software parts and programming tools and, to a lesser extent, at the emerging Java market. The Company's competitors offer a variety of products and services to address these markets. The Company believes that the principal competitive factors in this market are product quality, flexibility, performance, functionality and features, use of standards based technology, quality of support and service, company reputation and price. While price is less significant than other factors for corporate customers, price can be a significant factor for individual programmers. Direct competitors in the C++ market include Microsoft (with its Microsoft Foundation Classes, "MFC"), IBM, ILOG and several privately held companies. Microsoft is a particularly strong competitor due to its large installed base and the fact that it bundles its MFC library with its own and other C++ compilers. Microsoft may decide in the future to devote more resources to or broaden the functions of MFC in order to address and more effectively compete with the functionality of the Company's products. The Company faces direct competition in the Java market from Borland, JavaSoft (a business unit of Sun Microsystems), Microsoft, Sybase, Symantec and other companies for its current Java products and it expects to face significant competition in the future from such companies with respect to other Java products the Company may introduce. Software applications can also be developed using software parts and programming tools in environments other than C++ or Java. Indirect competitors with such offerings include Microsoft (with its ActiveX technology), Borland, Oracle, ParcPlace-Digitalk and Powersoft (a subsidiary of Sybase). Many of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and larger installed bases of customers than the Company. In addition, several database vendors, such as Informix, Oracle and Sybase are increasingly developing robust software parts for inclusion with their database products and may begin to compete with the Company in the future. These potential competitors have well-established relationships with current and potential customers and have the resources to enable them to more easily offer a single vendor solution. Like the Company's current competitors, many of these companies have longer operating histories, significantly greater resources and name recognition and larger installed bases of customers than the Company.

As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company.

    The Company also faces competition from systems integrators and internal development efforts. Many systems integrators possess industry specific expertise that may enable them to offer a single vendor solution more easily, and already have a reputation among potential customers for offering enterprise-wide solutions to software programming needs. There can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market competitive software products in the future. It is also possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, financial condition and results of operations.

    Furthermore, the Company believes that its ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with its outside sales representatives. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and to develop distribution relationships with outside sales representatives, the Company has at times experienced and continues to experience difficulty in recruiting qualified sales personnel and in establishing necessary sales representative relationships. The Company believes that the hiring and retaining of qualified individuals at all levels in the Company is essential to the Company's ability to manage growth successfully, and there can be no assurance that the Company will be successful in attracting and retaining the necessary personnel. If Company management is unable to effectively manage growth, the Company's business, financial condition and results of operations will be materially and adversely affected. See "--Risks of Expanding International Sales and Marketing," "--Future Acquisitions," "Business--The Rogue Wave Strategy" and "--Sales, Marketing and Customer Support."

    RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS. The market for software development tools is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company must respond rapidly to developments related to hardware platforms, operating systems and applicable programming languages. Such developments will require the Company to continue to make substantial product development investments. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue.

    The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products. Such delays were primarily associated with increasing product functionality and implementing new customer requirements. To date, such delays have not resulted in a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Emerging Market for C++ and Java" and "Business--Products" and "--Product Development."

    FUTURE ACQUISITIONS. The Company frequently evaluates strategic opportunities available to it and may in the future pursue acquisitions of complementary technologies, products or businesses. Future acquisitions of complementary technologies, products or businesses by the Company will result in the diversion of management's attention from the day-to-day operations of the Company's business and may include numerous other risks, including difficulties in the integration of the operations, products and personnel of the acquired companies. Future acquisitions by the Company may also result in dilutive issuances of equity securities, the incurrence of debt and amortization expenses related to goodwill and other intangible assets. Failure of the Company to successfully manage future acquisitions may have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS OF EXPANDING INTERNATIONAL SALES AND MARKETING. The Company opened its first international sales office in Germany in January 1996. In February 1997, the Company expanded its European operations by acquiring PVI Precision Software GmbH ("Precision"). Precision is a distributor of the Company's software products in Germany, the United Kingdom, France and the Benelux countries. International revenue accounted for approximately 19% and 23% of the Company's total revenue in fiscal 1996 and the first nine months of fiscal 1997, respectively. As of June 30, 1997, the Company had 31 employees located outside of the United States. The Company believes that in order to increase sales opportunities and profitability it will be required to expand its international operations. The Company has committed and continues to commit significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products. To the extent that the Company is unable to do so in a timely manner, the Company's international revenue would be limited, and the Company's business, financial condition and results of operations would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Customer Support."

    RISKS INHERENT IN INTERNATIONAL OPERATIONS. International operations are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, costs of localizing products for foreign markets, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences, and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenue from licenses or from maintenance and service, or that the foregoing factors will not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, financial condition and results of operations. The Company's direct international revenue is generally denominated in local currencies. As a result of recent fluctuations in international exchange rates, the Company's Board of Directors has authorized the Company to enter into forward exchange contracts to minimize the risks associated with such fluctuations. Although exposure to currency fluctuations to date has not been material, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on international revenue and thus the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Customer Support."

    DEPENDENCE UPON KEY PERSONNEL. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The Company believes that the technological and creative skills of its personnel are essential to establishing and maintaining a leadership position, particularly in light of the fact that its intellectual property, once sold to the public market, is easily replicated. The loss of the services of one or more of the Company's executive officers or key technical personnel would have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the services of Thomas Keffer and Michael Scally, the Company's President and Chief Executive Officer, and Chief Operating Officer, respectively, would be difficult to replace. The Company has key person life insurance policies in the amount of $1.0 million on each of Dr. Keffer and Mr. Scally. The Company's future success also depends on its continuing ability to attract and retain highly-qualified technical, sales and managerial personnel. In July 1997, Dan Whitaker, the Company's former Executive Vice President, Marketing, resigned to devote full time to the management of a company that is expected to become a Company subsidiary. Although Mr. Whitaker has agreed to serve as a consultant to the Company through July 1998, there can be no assurance that the Company will be able to hire a qualified replacement. In the past, the Company has experienced some difficulty in attracting key personnel to work at its facilities in Corvallis, Oregon. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. See "Business--Sales, Marketing and Customer Support" and "Management."

    VARIABILITY OF SALES CYCLES. The Company distributes its products through two different direct sales channels, a telesales force and a field sales force, each of which is subject to a variable sales cycle. Products sold by the Company's telesales force may be sold after a single phone call or may require several weeks of education and negotiation before a sale is made. As such, the sales cycle associated with telesales typically ranges from a few days to two months. On the other hand, the purchase of products from the Company's field sales force is often an enterprise-wide decision and may require the sales person to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. For these and other reasons, the sales cycle associated with the sale of the Company's products through its field sales force typically ranges from two to six months and is subject to a number of significant delays over which the Company has little or no control. Due to the foregoing factors, quarterly revenue and operating results can be variable and are difficult to forecast, and the Company believes that period-to-period comparisons of quarterly revenue are not necessarily meaningful and should not be relied upon as an indicator of future revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Customer Support."

    PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE. The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technological leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has one patent application pending in the United States. There can be no assurance that the Company's pending patent application, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the Company's pending patent. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The nature of many of the Company's products requires the release of the source code to all customers. As such, policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

    The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, financial condition and results of operations would be materially and adversely affected.

    PRODUCT LIABILITY. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

    RISK OF PRODUCT DEFECTS. Software products as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Also, new products or enhancements may contain undetected errors, or "bugs," or performance problems that, despite testing, are discovered only after a product has been installed and used by customers. There can be no assurance that such errors or performance problems will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially and adversely affect the Company's competitive position and operating results. The Company's products are typically intended for use in applications that may be critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, the payment of monetary damages, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Product Development."

    POSSIBLE VOLATILITY OF STOCK PRICE. The Company's stock price has fluctuated substantially since its initial public offering in November 1996. There can be no assurance that the market price of the Common Stock will not decline below the public offering price set forth on the cover page of this Prospectus. The trading price of the Company's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to that of the Company and that have been unrelated to the operating performance of these companies. These market fluctuations may materially and adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

    ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales, or the potential for sales, whether or not such sales actually occur, of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 7,915,063 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and based upon the number of shares outstanding as of June 30, 1997. Of these shares, the 2,000,000 shares sold in this offering and approximately 3,847,179 additional shares already outstanding will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Holders of an aggregate of 2,401,512 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire shares of Common Stock owned by them during the 90-day period commencing on the date of this Prospectus. Upon expiration of the lock-up period, all such shares will be eligible for sale, subject to compliance with Rule 144 or Rule 701. In addition, as of June 30, 1997, 2,061,150 shares were subject to outstanding options and, approximately 637,949 shares subject to such options were vested. In addition, 2,256,920 of the shares outstanding immediately following the completion of this offering will be entitled to registration rights with respect to such shares upon termination of lock-up agreements. The number of shares sold in the public market could increase if registration rights are exercised. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

    UNCERTAINTY AS TO USE OF PROCEEDS. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending the uses described above, the Company plans to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 205,000 shares of Common Stock offered by the Company hereby are estimated to be $2,012,400 ($3,648,000 if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $12.00 per share. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

    The Company intends to use the net proceeds of this offering primarily for working capital and other general corporate purposes, including expansion of general sales and customer support activities to accommodate growth in the Company's business and customer base. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts, and hence the Company's management will retain broad discretion in the allocation of the proceeds from this offering. In addition, the Company may make one or more acquisitions of technologies, products or businesses that broaden or enhance the Company's current product offerings. The Company has no specific agreements or commitments, however, and is not currently engaged in any negotiations for any such acquisition. Pending the uses described above, the Company plans to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock of the Company commenced trading publicly on the Nasdaq National Market on November 22, 1996 and is traded under the symbol RWAV. The following table sets forth for the periods indicated the high and low daily closing prices for the Common Stock:

                                                                            HIGH        LOW
                                                                          ---------  ---------
FISCAL YEAR ENDING SEPTEMBER 30, 1997
  1st Quarter (from November 22, 1996)..................................  $  17.000  $  12.875
  2nd Quarter...........................................................     23.500      9.000
  3rd Quarter...........................................................     14.375      8.375
  4th Quarter (through August 6, 1997)..................................     14.000     10.125

    On August 6, 1997, the reported last sale price for the Common Stock on the Nasdaq National Market was $12.00 per share. As of June 30, 1997, there were approximately 141 holders of record of the Common Stock.

                                DIVIDEND POLICY

    In June 1994, the Company, as a Subchapter S corporation, declared and paid a cash dividend in the aggregate amount of $500,000. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth (i) the capitalization of the Company as of June 30, 1997, and (ii) the capitalization as adjusted to reflect the sale by the Company of the 205,000 shares of the Common Stock offered hereby at the assumed public offering price of $12.00 per share.

                                                     JUNE 30, 1997
                                                  -------------------
                                                  ACTUAL  AS ADJUSTED
                                                  ------  -----------
                                                    (IN THOUSANDS)
Long-term obligations, less current portion
  (1)...........................................  $  370    $   370
Stockholders' equity:
  Common Stock, $.001 par value; 35,000,000
    shares authorized; 7,710,063 shares issued
    and outstanding, actual; and 7,915,063
    shares issued and outstanding, as adjusted
    (2).........................................       8          8
  Additional paid-in capital....................  30,823     32,835
  Stockholder note receivable...................      --         --
  Retained earnings.............................   1,752      1,752
  Cumulative translation adjustment.............      (8)        (8)
                                                  ------  -----------
      Total stockholders' equity................  32,575     34,587
                                                  ------  -----------
        Total capitalization....................  $32,945   $34,957
                                                  ------  -----------
                                                  ------  -----------

------------------------
(1) See Notes 4 and 5 of Notes to Consolidated Financial Statements for a description of the Company's long-term obligations, less current portion.

(2) Excludes 2,626,269 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan"), under which options to purchase 2,061,150 shares of Common Stock were outstanding as of June 30, 1997 at a weighted average exercise price of $5.85. Also excludes 350,000 shares of Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan").

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The selected consolidated statement of operations data presented below for each of the years in the three-year period ended September 30, 1996 and the balance sheet data as of September 30, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company, which are included elsewhere in this Prospectus and have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon also is included herein. The consolidated balance sheet data at June 30, 1997, and the consolidated statement of operations data for the nine months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1997.

                                                                                                                      NINE
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                                 YEAR ENDED SEPTEMBER 30,           JUNE 30,
                                                                        ------------------------------------------  ---------
                                                                          1993       1994       1995       1996       1996
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenue:
    License revenue...................................................  $   2,949  $   6,652  $  10,417  $  14,986  $  10,605
    Service and maintenance revenue...................................        263        557      1,520      3,859      2,587
                                                                        ---------  ---------  ---------  ---------  ---------
      Total revenue...................................................      3,212      7,209     11,937     18,845     13,192
                                                                        ---------  ---------  ---------  ---------  ---------
  Cost of revenue:
    Cost of license revenue...........................................        301        693      1,048      1,276        873
    Cost of service and maintenance revenue...........................        166        331      1,123      1,663      1,025
                                                                        ---------  ---------  ---------  ---------  ---------
      Total cost of revenue...........................................        467      1,024      2,171      2,939      1,898
                                                                        ---------  ---------  ---------  ---------  ---------
      Gross profit....................................................      2,745      6,185      9,766     15,906     11,294
                                                                        ---------  ---------  ---------  ---------  ---------
  Operating expenses:
    Product development...............................................        893      2,109      3,204      5,548      3,984
    Sales and marketing...............................................      1,330      2,652      4,880      8,234      5,969
    General and administrative........................................        342        780      1,487      2,204      1,596
                                                                        ---------  ---------  ---------  ---------  ---------
      Total operating expenses........................................      2,565      5,541      9,571     15,986     11,549
                                                                        ---------  ---------  ---------  ---------  ---------
      Income (loss) from operations...................................        180        644        195        (80)      (255)
  Other income (expense), net.........................................         (5)         4        (10)        91         68
                                                                        ---------  ---------  ---------  ---------  ---------
      Income (loss) before income taxes...............................        175        648        185         11       (187)
  Income tax expense (benefit)........................................         --         80        106        (24)       (73)
                                                                        ---------  ---------  ---------  ---------  ---------
      Net income (loss)...............................................  $     175  $     568  $      79  $      35  $    (114)
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share (1)..............................  $    0.04  $    0.14  $    0.02  $    0.01  $   (0.03)
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------
  Shares used in per share calculation (1)............................      3,914      4,154      5,009      6,045      4,088

  Pro forma net income data (2):
    Income before income taxes, as reported...........................  $     175  $     648
    Pro forma income tax expense......................................         32        142
                                                                        ---------  ---------
      Pro forma net income............................................  $     143  $     506
                                                                        ---------  ---------
                                                                        ---------  ---------
  Pro forma net income per common share...............................  $    0.04  $    0.12
                                                                        ---------  ---------
                                                                        ---------  ---------

                                                                          1997
                                                                        ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenue:
    License revenue...................................................  $  15,240
    Service and maintenance revenue...................................      5,803
                                                                        ---------
      Total revenue...................................................     21,043
                                                                        ---------
  Cost of revenue:
    Cost of license revenue...........................................      1,262
    Cost of service and maintenance revenue...........................      1,969
                                                                        ---------
      Total cost of revenue...........................................      3,231
                                                                        ---------
      Gross profit....................................................     17,812
                                                                        ---------
  Operating expenses:
    Product development...............................................      4,782
    Sales and marketing...............................................      9,103
    General and administrative........................................      2,241
                                                                        ---------
      Total operating expenses........................................     16,126
                                                                        ---------
      Income (loss) from operations...................................      1,686
  Other income (expense), net.........................................        925
                                                                        ---------
      Income (loss) before income taxes...............................      2,611
  Income tax expense (benefit)........................................        883
                                                                        ---------
      Net income (loss)...............................................  $   1,728
                                                                        ---------
                                                                        ---------
  Net income (loss) per common share (1)..............................  $    0.21
                                                                        ---------
                                                                        ---------
  Shares used in per share calculation (1)............................      8,348
  Pro forma net income data (2):
    Income before income taxes, as reported...........................
    Pro forma income tax expense......................................
      Pro forma net income............................................
  Pro forma net income per common share...............................

                                                                                               SEPTEMBER 30,
                                                                                 ------------------------------------------
                                                                                   1993       1994       1995       1996
                                                                                 ---------  ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments............................  $      76  $     609  $   1,010  $   1,714
  Total assets.................................................................        881      3,301      4,758     10,194
  Long-term obligations, less current portion..................................         59        166        230        322
  Mandatorily redeemable preferred stock.......................................         --        941      1,140      4,664
  Total stockholders' equity...................................................        457        536        619        668


                                                                                  JUNE 30,
                                                                                    1997
                                                                                 -----------

CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments............................   $  30,540
  Total assets.................................................................      42,175
  Long-term obligations, less current portion..................................         370
  Mandatorily redeemable preferred stock.......................................          --
  Total stockholders' equity...................................................      32,575

------------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of the number of shares used in the calculation of net income per common share.

(2) The Company was a Subchapter S corporation until June 30, 1994 and accordingly not subject to federal and state income taxes during the periods indicated. Pro forma net income reflects federal and state income taxes as if the Company has been a C corporation, based on effective tax rates during the periods indicated. See Notes 1 and 6 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Rogue Wave was founded in 1989 to provide reusable software parts for the development of object-oriented software applications. The Company operated as a Subchapter S corporation until June 1994. In October 1995, Rogue Wave merged with Inmark Development Corporation ("Inmark"), a privately held corporation specializing in the development, distribution and support of an object-oriented graphical user interface library written in the C++ programming language. The transaction was accounted for as a pooling-of-interests business combination. See Note 2 of Notes to Consolidated Financial Statements. The Inmark graphical user interface library is currently being marketed by Rogue Wave as a component of its Visual User Interface family of products. See "Risk Factors--Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results" and "--Limited Operating History."

    The Company has experienced significant revenue growth over the last several years. During fiscal 1995, the Company shifted its focus from achieving profitability to expanding its sales channels, marketing efforts and product development capacity. The shift resulted in expenses growing faster than revenue, causing a substantial decrease in net income in fiscal 1995 and fiscal 1996. As part of the shift toward expanding its product development capacity, the Company acquired Inmark. The Inmark Merger also contributed to the Company's higher product development expenses as a percentage of total revenue during fiscal 1994, 1995 and 1996 because, prior to the time of the Inmark Merger, Inmark was engaged in a new product development effort that resulted in increased product development expenses.

    To date, the Company's revenue has been derived from licenses of its software products and related maintenance, training and consulting services. License revenue is recognized upon execution of a license agreement and shipment of the product if no significant contractual obligations remain and collection of the resulting receivable is probable. Allowances for credit risks and for estimated future returns are provided for upon shipment. Returns to date have not been material. Service and maintenance revenue consists of fees that are charged separately from the product licenses. Maintenance revenue consists of fees for ongoing support and product updates and is recognized ratably over the term of the contract, which is typically 12 months. Service revenue consists of training and consulting services and is recognized upon completion of the related activity. For all periods presented, the Company has recognized revenue in accordance with Statement of Position 91-1, SOFTWARE REVENUE RECOGNITION. See
Note 1 of Notes to Consolidated Financial Statements.

    The Company markets its products primarily through its direct sales force, and to a lesser extent through the Internet and an indirect channel consisting of OEMs, VARs, dealers and distributors. The Company's direct sales force consists of an inside telesales group that focuses on smaller orders ($50,000 or less), and an outside sales force that focuses on larger site licenses. The Company makes all of its products available for sale and distribution over the Internet. Revenue through this channel has not been significant to date, and there can be no assurance that the Company will be successful in marketing its products through this channel.

    International revenue accounted for approximately 19% of total revenue in fiscal 1996 and 23% of total revenue for the nine months ended June 30, 1997. The Company does not monitor the percentage of its net income represented by international revenue. In January 1996, the Company established a wholly-owned subsidiary in Germany to market and support the Company's products in Germany and neighboring countries. In February 1997, the Company expanded its European operations by acquiring Precision, a distributor of Rogue Wave software products in Germany, the United Kingdom, France and the Benelux countries. The Company anticipates further expansion in foreign countries and expects that international license and service and maintenance revenue will account for an increasing portion of its total revenue in the future. The Company has committed and continues to commit significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products. To date, other than revenue generated by the Company's European subsidiaries, the Company's international revenue has been denominated in United States dollars. The Company may enter into forward foreign exchange contracts to reduce the risk associated with currency fluctuations. Although exposure to currency fluctuations to date has been insignificant, to the extent international revenue is denominated in local currencies, foreign currency translations may contribute to significant fluctuations in, and could have a material adverse effect upon, the Company's business, financial condition and results of operations. See "Risk Factors--Risks Inherent in International Operations."

    The Company has developed technology relating to the collection and verification of data across the Internet. The Company intends to contribute such technology, and to make a funding commitment of up to $2.0 million over the next six to 18 months, to a company that would thereby become a majority-owned subsidiary for further development and possible commercialization of this technology. The Company will have the option to purchase the minority interest of the subsidiary during a specified time period in the future. Dan Whitaker, the Company's former Executive Vice President, Marketing, resigned his office and his position on the Company's Board of Directors to devote full time to the management of this subsidiary, but has agreed to serve as a consultant to the Company through July 1998. The Company expects that such subsidiary will be in the development stage for at least one year. There can be no assurance that the technology developed by such subsidiary will be commercialized, and even if it is commercialized there can be no assurance that the technology will receive market acceptance due to the subsidiary's new and untested business model. The financial results of such subsidiary will be consolidated with the Company's financial results. Accordingly, fluctuations in the operating results of such subsidiary may have a material adverse effect on the Company's operating results.

    In April 1997, the Company established a consulting group in Boulder, Colorado consisting of 15 employees. The addition of these employees has resulted in an increase in service and maintenance revenue and a corresponding increase in the cost of service and maintenance revenue. The gross margin associated with such consulting work has been and is expected to continue to be lower than the Company's historical gross margin on service and maintenance revenue. More recently, the Company announced its intention to move its administrative operations from its current location in Corvallis, Oregon to Boulder, Colorado during fiscal 1998. The Company expects to incur charges totaling approximately $1.5 million during fiscal 1998 in connection with this move. Such charges will have a material adverse effect on the operating results for the quarters in which they are incurred. Specifically, the Company anticipates that it will incur the substantial majority of such charges during the second quarter of fiscal 1998. Furthermore, the Company may incur additional charges associated with the move which, if incurred, may have a material adverse effect on the Company's operating results.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data expressed as a percentage of total revenue for each period indicated:

                                                                                                      NINE MONTHS ENDED
                                                                     YEAR ENDED SEPTEMBER 30,              JUNE 30,
                                                                ----------------------------------  ----------------------
                                                                   1994        1995        1996        1996        1997
                                                                ----------  ----------  ----------  ----------  ----------
STATEMENTS OF OPERATIONS:
  Revenue:
    License revenue...........................................       92.3%       87.3%       79.5%       80.4%       72.4%
    Service and maintenance revenue...........................        7.7        12.7        20.5        19.6        27.6
                                                                    -----       -----       -----       -----       -----
      Total revenue...........................................      100.0       100.0       100.0       100.0       100.0
                                                                    -----       -----       -----       -----       -----
  Cost of revenue:
    Cost of license revenue...................................        9.6         8.8         6.8         6.6         6.0
    Cost of service and maintenance revenue...................        4.6         9.4         8.8         7.8         9.4
                                                                    -----       -----       -----       -----       -----
      Total cost of revenue...................................       14.2        18.2        15.6        14.4        15.4
                                                                    -----       -----       -----       -----       -----
      Gross profit............................................       85.8        81.8        84.4        85.6        84.6
                                                                    -----       -----       -----       -----       -----
  Operating expenses:
    Product development.......................................       29.3        26.8        29.4        30.2        22.7
    Sales and marketing.......................................       36.8        40.9        43.7        45.2        43.3
    General and administrative................................       10.8        12.5        11.7        12.1        10.6
                                                                    -----       -----       -----       -----       -----
      Total operating expenses................................       76.9        80.2        84.8        87.5        76.6
                                                                    -----       -----       -----       -----       -----
      Income (loss) from operations...........................        8.9         1.6        (0.4)       (1.9)        8.0
  Other income (expense), net.................................        0.1        (0.1)        0.5         0.5         4.4
                                                                    -----       -----       -----       -----       -----
      Income (loss) before income taxes.......................        9.0         1.5         0.1        (1.4)       12.4
  Income tax expense (benefit)................................        1.1         0.8        (0.1)       (0.5)        4.2
                                                                    -----       -----       -----       -----       -----
      Net income (loss).......................................        7.9%        0.7%        0.2%       (0.9)%       8.2%
                                                                    -----       -----       -----       -----       -----
                                                                    -----       -----       -----       -----       -----

COMPARISON OF NINE MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

    REVENUE. Total revenue increased 59% to $21.0 million for the nine months ended June 30, 1997 from $13.2 million for the nine months ended June 30, 1996. License revenue increased 43% to $15.2 million for the nine months ended June 30, 1997 from $10.6 million for the nine months ended June 30, 1996. License revenue increased primarily as a result of an increase in the number of licenses sold to existing and new customers, reflecting additional product offerings, an expanding market, increased market awareness and expansion of the Company's telesales organization and international presence.

    Service and maintenance revenue increased 123% to $5.8 million for the nine months ended June 30, 1997 from $2.6 million for the nine months ended June 30, 1996. The increase in service and maintenance revenue was primarily attributable to increased sales volume of the Company's support and maintenance services, as well as an increase in consulting revenue as a result of the establishment of the Company's consulting business group in Boulder, Colorado in April 1997.

    COST OF REVENUE. Cost of license revenue increased 49% to $1.3 million for the nine months ended June 30, 1997 from $873,000 for the nine months ended June 30, 1996 and represented 8.3% and 8.2% of license revenue for the respective periods.

    Cost of service and maintenance revenue increased 100% to $2.0 million for the nine months ended June 30, 1997 from $1.0 million for the nine months ended June 30, 1996 and represented 33.9% and 39.6% of service and maintenance revenue for the respective periods. The period to period dollar increase in cost of service and maintenance revenue was primarily the result of adding additional personnel and the establishment of the Company's consulting business group in Boulder, Colorado in April 1997. The period to period decrease in the cost of service and maintenance revenue as a percentage of service and maintenance revenue is primarily the result of economies of scale resulting from increasing maintenance revenue.

    PRODUCT DEVELOPMENT. Product development expenses increased 20% to $4.8 million for the nine months ended June 30, 1997 from $4.0 million for the nine months ended June 30, 1996. As a percentage of total revenue, product development expenses were 22.7% and 30.2% for the respective periods. The increase in product development expenses was primarily attributable to the hiring of additional product development personnel. The decrease in product development expenses as a percentage of total revenue was primarily due to the higher growth in total revenue relative to the growth of product development expenses. The Company anticipates that it will continue to devote substantial resources to product development and that product development expenses will increase in dollar amount through fiscal 1998 as the Company continues to increase its product development capacity, although the Company does not believe such expenses will increase as a percentage of total revenue.

    SALES AND MARKETING. Sales and marketing expenses increased 52% to $9.1 million for the nine months ended June 30, 1997 from $6.0 million for the nine months ended June 30, 1996. As a percentage of total revenue, sales and marketing expenses were 43.3% and 45.2% for the respective periods. The increase in sales and marketing expenses was primarily due to continued investment in systems and personnel to expand the Company's sales channels and the addition of sales personnel through the acquisition of Precision during the second quarter of fiscal 1997. While the Company expects that sales and marketing expenses will continue to grow in dollar amount through fiscal 1998, the Company does not expect such expenses to increase as a percentage of total revenue.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 38% to $2.2 million for the nine months ended June 30, 1997 from $1.6 million for the nine months ended June 30, 1996. As a percentage of total revenue, general and administrative expenses were 10.6% and 12.1% for the respective periods. The increase in general and administrative expenses was primarily due to increased staffing, investment in infrastructure and associated expenses necessary to manage and support the Company's growing operations. The Company believes that general and administrative expenses will continue to grow in dollar amount through fiscal 1998 as a result of additional anticipated expansion and the Company's scheduled move of its administrative operations to Boulder, Colorado.

    OTHER INCOME, NET. Other income increased during the nine months ended June 30, 1997 as compared with the nine months ended June 30, 1996 as a result of higher interest income due to a higher investment portfolio generated by cash from the Company's initial public offering and operations.

    INCOME TAX EXPENSE. The Company's effective tax rate for the nine months ended June 30, 1997 was 34%. The Company anticipates its fiscal 1997 effective tax rate will be approximately 34%; however, this rate could change based on a change in the percentage of total income derived from international sources.

COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

    REVENUE. The Company's total revenue increased 58% to $18.8 million in fiscal 1996 from $11.9 million in fiscal 1995. Total revenue in fiscal 1995 increased 65% from $7.2 million in fiscal 1994. License revenue increased 44% to $15.0 million in 1996 from $10.4 million in fiscal 1995. License revenue in fiscal 1995 increased 55% from $6.7 million in fiscal 1994. License revenue increased primarily as a result of an increase in the number of licenses sold to existing and new customers, reflecting additional product offerings, an expanding market, increased market awareness and expansion of the Company's direct sales organization. In particular, the Company introduced its DBTools.h++ product in the first half of fiscal 1995 and its Standard C++ Library product during the third quarter of fiscal 1995, and established its field sales force in the second quarter of fiscal 1995. During fiscal 1996, the Company introduced its DBFactory product and a suite of Java products in addition to new releases of its Tools.h++, DBTools.h++ and zApp Developers Suite products. License revenue decreased as a percentage of total revenue due to the relatively faster growth in service and maintenance revenue.

    Service and maintenance revenue increased 160% to $3.9 million in fiscal 1996 from $1.5 million in fiscal 1995. Service and maintenance revenue in fiscal 1995 increased 169% from $557,000 in fiscal 1994. These increases in service and maintenance revenue were generally attributable to the growing installed base of the Company's products and the associated increase in demand for maintenance and training services. The increase in service and maintenance revenue as percentage of total revenue during the periods fiscal 1994 to fiscal 1996 is primarily due to an increased focus on marketing support and maintenance services, which include upgrades and telephone support, as well as the introduction of mentoring services, also contributed to increased service and maintenance revenue for fiscal 1995 and fiscal 1996.

    The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products. Such delays were primarily associated with increasing product functionality and implementing new customer requirements. To date, such delays have not resulted in a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations.

    COST OF REVENUE. Cost of license revenue consists primarily of amortization of purchased software, materials, packaging and freight expenses. Cost of license revenue was $693,000, $1.0 million and $1.3 million in fiscal 1994, 1995 and 1996, respectively, representing 10.4%, 10.1%, and 8.5% of the license revenue for the respective periods. The period to period dollar increases in cost of license revenue were primarily the result of an increase in the number of licenses sold. Fluctuations in cost of license revenue as a percentage of total license revenue are primarily the result of varying levels of royalties paid, changes in product mix and the timing of large site license sales.

    Cost of service and maintenance revenue consists primarily of personnel-related and facilities costs incurred in providing customer support and training services, as well as third-party costs incurred in providing training services. Cost of service and maintenance revenue was $331,000, $1.1 million and $1.7 million in fiscal 1994, 1995 and 1996, respectively, representing 59.4%, 73.9% and 43.1% of the service and maintenance revenue for each respective period and 32.3%, 51.7% and 56.6% of total cost of revenue for each such respective period. The period to period dollar increases in cost of service and maintenance revenue were primarily the result of expenses associated with the development of training programs, utilization of training and mentoring consultants, additional product support personnel and the timing of product upgrades. The higher percentages of cost of service and maintenance revenue as a percentage of service and maintenance revenue for fiscal 1995 reflect the fact that the increase in such costs occurred prior to an anticipated increase in demand. The decrease as a percentage of service and maintenance revenue for fiscal 1996 was primarily the result of the increase in service and maintenance revenue. The increases in cost of service and maintenance revenue as a percentage of total cost of revenue during the respective periods reflect the fact that license revenue grew at a lower percentage rate than did service and maintenance revenue during such periods, and the gross profit margin on service and maintenance revenue is lower than the gross profit margin on license revenue.

    PRODUCT DEVELOPMENT. Product development expenses consist primarily of personnel related expenses. Product development expenses were $2.1 million, $3.2 million and $5.5 million in fiscal 1994, 1995 and 1996, respectively. As a percentage of total revenue, product development expenses were 29.3%, 26.8% and 29.4% in each respective period. The increases in product development expenses were primarily attributable to the hiring of additional product development personnel. The Company anticipates that it will continue to devote substantial resources to product development and that product development expenses will increase in dollar amount for fiscal 1997 as the Company continues to increase its product development capacity, although the Company does not believe such expenses will increase as a percentage of total revenue. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred. See Note 1 of Notes to Consolidated Financial Statements.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, and travel, entertainment and promotional expenses. Sales and marketing expenses were $2.7 million, $4.9 million and $8.2 million in fiscal 1994, 1995 and 1996, respectively. As a percentage of total revenue, sales and marketing expenses were 36.8%, 40.9% and 43.7% in each respective period. The increase in sales and marketing expenses reflects the hiring of additional sales and marketing personnel and related costs, as well as increased costs associated with expanded promotional activities. The Company expects that sales and marketing expenses will increase in dollar amount for fiscal 1997 as the Company continues to hire additional sales and marketing personnel and increase promotional activities. The Company does not expect sales and marketing expenses to change as a percentage of total revenue in fiscal 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $780,000, $1.5 million and $2.2 million in fiscal 1994, 1995 and 1996, respectively. As a percentage of total revenue, general and administrative expenses were 10.8%, 12.5% and 11.7% in each respective period. The increases in general and administrative expenses were primarily due to increased staffing, investment in infrastructure and associated expenses necessary to manage and support the Company's growing operations. The Company believes that its general and administrative expenses will increase in dollar amount for fiscal 1997 as a result of an anticipated expansion of the Company's administrative staff required to support its growing operations and as a result of an increase in expenses associated with being a public company. The Company does not expect general and administrative expenses to change as a percentage of total revenue in fiscal 1997.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net primarily represents interest income earned on the Company's cash, cash equivalents and short-term investments, net of interest expense.

    PROVISION FOR INCOME TAXES. The Company was a cash basis taxpayer through fiscal 1994. Prior to July 1, 1994, the Company was taxed under the S corporation provisions of the Internal Revenue Code. Under those provisions, the Company did not pay federal or state corporate income taxes on its income. The Company's income taxes since July 1, 1994, and Inmark's income taxes for all periods presented, have been accounted for in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. The Company's effective tax rates were 12.3%, 57.3% and (218.2)% for fiscal 1994, 1995 and 1996. The 12.3% rate of fiscal 1994 reflects three quarters of exclusion of earnings due to the Subchapter S status of the Company and marginal profitability of Inmark. The tax rate for fiscal 1995 reflects the inability to offset Inmark's losses against the Company's income for the period. The tax benefit in fiscal 1996 was due to the use of Inmark net operating loss carryforwards. As a result of the merger with Inmark, utilization of federal and state net operating loss carryforwards of $186,000 and $172,000, respectively, are limited.

    NET INCOME. The Company's net income was $568,000, $79,000 and $35,000 in fiscal 1994, 1995 and 1996, respectively. The decrease in net income is primarily a result in an increase in operating expenses from $5.5 million and 76.9% of total revenue in fiscal 1994 to $9.6 million and 80.2% of total revenue in fiscal 1995, and to $16.0 million and 84.8% of total revenue in fiscal 1996 associated with a shift in focus away from achieving profitability toward expanding the Company's sales channels, marketing efforts and product development capacity. While the Company plans to continue to invest in expanding its sales channels, marketing efforts and product development capacity, it expects operating expenses to represent a lower percentage of total revenue in the near term, and accordingly expects net income to increase in fiscal 1997 over fiscal 1996. However, there can be no assurance that the Company will be profitable on a quarterly or annual basis. The Company's limited operating history makes the prediction of future operating results difficult, if not impossible. See "Risk Factors--Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results" and "--Limited Operating History."

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth the quarterly financial data for the eight quarters ended June 30, 1997, including such amounts expressed as a percentage of total revenue, as well as certain operating data. This quarterly information is unaudited, has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. Such statement of operations data should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                            QUARTER ENDED
                                          ----------------------------------------------------------------------------------
                                          SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,   SEPT. 30,    DEC. 31,    MAR. 31,
                                             1995        1995        1996        1996        1996        1996        1997
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                            (IN THOUSANDS)
Revenue:
  License revenue.......................  $   2,850   $   2,733   $   3,697   $   4,175   $   4,381   $   4,485   $   5,125
  Service and maintenance revenue.......        558         804         950         833       1,272       1,394       1,787
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total revenue.......................      3,408       3,537       4,647       5,008       5,653       5,879       6,912
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Cost of revenue:
  Cost of license revenue...............        262         219         242         412         403         342         438
  Cost of service and maintenance
   revenue..............................        348         294         343         388         638         502         595
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total cost of revenue...............        610         513         585         800       1,041         844       1,033
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Gross profit........................      2,798       3,024       4,062       4,208       4,612       5,035       5,879
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Product development...................        903         924       1,486       1,574       1,564       1,484       1,592
  Sales and marketing...................      1,544       1,606       2,101       2,262       2,265       2,477       2,978
  General and administrative............        502         472         500         624         608         705         749
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total operating expenses............      2,949       3,002       4,087       4,460       4,437       4,666       5,319
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Income (loss) from operations.......       (151)         22         (25)       (252)        175         369         560
Other income, net.......................          9          14          43          11          23         110         342
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Income (loss) before income taxes...       (142)         36          18        (241)        198         479         902
Income tax expense (benefit)............        (81)          7           4         (84)         49         158         298
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net income (loss)...................  $     (61)  $      29   $      14   $    (157)  $     149   $     321   $     604
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------


                                                                   AS A PERCENTAGE OF TOTAL REVENUE
                                          ----------------------------------------------------------------------------------
Revenue:
  License revenue.......................       83.6%       77.3%       79.6%       83.4%       77.5%       76.3%       74.1%
  Service and maintenance revenue.......       16.4        22.7        20.4        16.6        22.5        23.7        25.9
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total revenue.......................      100.0       100.0       100.0       100.0       100.0       100.0       100.0
Cost of revenue:
  Cost of license revenue...............        7.7         6.2         5.2         8.3         7.1         5.9         6.3
  Cost of service and maintenance
   revenue..............................       10.2         8.3         7.4         7.7        11.3         8.5         8.6
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total cost of revenue...............       17.9        14.5        12.6        16.0        18.4        14.4        14.9
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Gross profit........................       82.1        85.5        87.4        84.0        81.6        85.6        85.1
Operating expenses:
  Product development...................       26.5        26.1        32.0        31.4        27.7        25.2        23.1
  Sales and marketing...................       45.3        45.5        45.2        45.2        40.1        42.1        43.1
  General and administrative............       14.7        13.3        10.8        12.4        10.7        12.0        10.8
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total operating expenses............       86.5        84.9        88.0        89.0        78.5        79.3        77.0
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Income (loss) from operations.......       (4.4)        0.6        (0.6)       (5.0)        3.1         6.3         8.1
Other income, net.......................        0.3         0.4         0.9         0.2         0.4         1.9         4.9
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Income (loss) before income taxes...       (4.1)        1.0         0.3        (4.8)        3.5         8.2        13.0
Income tax expense (benefit)............       (2.3)        0.2         0.0        (1.7)        0.9         2.7         4.3
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net income (loss)...................       (1.8)%       0.8%        0.3%       (3.1)%       2.6%        5.5%        8.7%
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------


                                           JUN. 30,
                                             1997
                                          ----------

Revenue:
  License revenue.......................  $   5,630
  Service and maintenance revenue.......      2,622
                                          ----------
    Total revenue.......................      8,252
                                          ----------
Cost of revenue:
  Cost of license revenue...............        482
  Cost of service and maintenance
   revenue..............................        872
                                          ----------
    Total cost of revenue...............      1,354
                                          ----------
    Gross profit........................      6,898
                                          ----------
Operating expenses:
  Product development...................      1,706
  Sales and marketing...................      3,648
  General and administrative............        787
                                          ----------
    Total operating expenses............      6,141
                                          ----------
    Income (loss) from operations.......        757
Other income, net.......................        473
                                          ----------
    Income (loss) before income taxes...      1,230
Income tax expense (benefit)............        427
                                          ----------
    Net income (loss)...................  $     803
                                          ----------
                                          ----------

Revenue:
  License revenue.......................       68.2%
  Service and maintenance revenue.......       31.8
                                          ----------
    Total revenue.......................      100.0
Cost of revenue:
  Cost of license revenue...............        5.8
  Cost of service and maintenance
   revenue..............................       10.6
                                          ----------
    Total cost of revenue...............       16.4
                                          ----------
    Gross profit........................       83.6
Operating expenses:
  Product development...................       20.7
  Sales and marketing...................       44.2
  General and administrative............        9.5
                                          ----------
    Total operating expenses............       74.4
                                          ----------
    Income (loss) from operations.......        9.2
Other income, net.......................        5.7
                                          ----------
    Income (loss) before income taxes...       14.9
Income tax expense (benefit)............        5.2
                                          ----------
    Net income (loss)...................        9.7%
                                          ----------
                                          ----------

    Prior growth rates in the Company's revenue and net income should not be considered indicative of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products and services, the level of product and price competition, the length of the Company's sales cycle, the size and timing of individual license transactions, the delay or deferral of customer implementations, the budget cycles of the Company's customers, the Company's success in expanding its direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements, the mix of products and services sold, levels of international sales, activities of and acquisitions by competitors, changes in pricing policy by the Company and its competitors, publication of opinions about the Company, its products and object-oriented technology by industry analysts, the hiring of new employees, changes in foreign currency exchange rates, product lifecycles and the ability of the Company to develop and market new products and control costs. A significant portion of the Company's revenue has been, and the Company believes will continue to be, derived from relatively large orders, and the timing of such orders has caused and may continue to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. The Company generally ships orders as received and as a result typically has little or no backlog. Quarterly revenue and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. In addition, the Company has historically earned a substantial portion of its revenue in the last days of each quarter. To the extent this trend continues, the failure to achieve such revenue during the last days of any given quarter will have a material adverse effect on the Company's business, financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1997, the Company had cash, cash equivalents and short-term investments of $30.5 million. This was due primarily to the completion of the Company's initial public offering of Common Stock on November 21, 1996 with net proceeds of approximately $25.6 million. Net cash from operating activities was $1.1 million, $493,000 and $(520,000) in fiscal 1994, 1995 and 1996, respectively. For fiscal 1995, net cash from operating activities of $493,000 was primarily attributable to increases in accounts payable and accrued expenses of $440,000 and deferred revenue of $702,000, offset by an increase in accounts receivable of $1.1 million, and adjusted for depreciation and amortization of $514,000. For fiscal 1996, net cash from operating activities of $(520,000) was primarily attributable to an increase in accounts receivable of $2.4 million, partially offset by an increase in deferred revenue of $1.5 million. The Company generated cash flows from operating activities of $6.3 million in the nine months ended June 30, 1997 as compared with cash used in operations of $243,000 for the nine months ended June 30, 1996. The increase in cash flows from operations during the nine months ended June 30, 1997 was due primarily to increases in net income, accrued expenses and deferred revenue.

    The Company's primary investing activities have consisted of purchases of equipment and the acquisition of Precision. The Company's expenditures for equipment, including those under capital leases, totaled $414,000, $672,000 and $2.4 million in fiscal 1994, 1995 and 1996, respectively. Capital expenditures increased significantly in fiscal 1996 primarily due to the purchase of computer and telecommunications equipment for over 60 new employees and due to the costs associated with the purchase of Internet infrastructure hardware and new software used in support of product development and other Company activities. During the nine months ended June 30, 1997, the Company's primary investing activities consisted of purchases of equipment of $1.6 million and $1.2 million for the acquisition of Precision.

    Deferred revenue consists primarily of the unrecognized portion of revenue under maintenance and support contracts, which revenue is deferred and recognized ratably over the term of such contracts and for the unrecognized portion of revenue associated with product license subscription contracts. See
Note 1 of Notes to Consolidated Financial Statements.

    The Company believes that existing sources of liquidity and cash flow will be adequate to fund its operations through at least the end of 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS 123"), which establishes a fair value based method of accounting for equity compensation plans. The Company believes that there will be no impact of the pronouncement other than pro forma disclosures in the footnotes to the financial statements and it will continue to account for employee stock options under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. SFAS 123 is effective for fiscal years beginning after December 15, 1995.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 and is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires restatement of all prior-period earnings per share data presented after the effective date. SFAS No. 128 will not have a material impact on the Company's financial position, results of operations or cash flows.

                                    BUSINESS

    Rogue Wave is a leading provider of object-oriented software parts and related tools. The Company's C++ and Java-based products are used to develop robust, scalable software applications for a wide variety of environments, including client-server, intranet and Internet environments. These products enable customers to construct software applications more quickly, with higher quality and across multiple platforms, and reduce the complexity associated with the software development process. The Company's software parts provide the functionality to perform fundamental operations such as network and database connectivity, thereby allowing programmers to focus on the core functionality of the software under development.

    To date, Rogue Wave has sold over 50,000 end-user licenses. Rogue Wave markets its software primarily through its telesales and direct field sales organization, and to a lesser extent through indirect channel partners. The Company bundles its Tools.h++ and/or Standard C++ Library products with popular compilers offered by leading vendors, including Hewlett-Packard, Microware, Siemens-Nixdorf, Silicon Graphics and Sun Microsystems. The Company's products are used by programmers to develop software applications for organizations in a wide variety of industries. The Company's customers include 3Com, Boeing, Hewlett-Packard, IBM, MCI, Morgan Stanley, Motorola and Netscape.

INDUSTRY BACKGROUND

    INCREASING DEPENDENCE ON SOFTWARE. Businesses are increasingly relying on information systems as a strategic resource and as a way of differentiating themselves from their competitors. A sophisticated enterprise-wide information system can allow a company to take advantage of new markets before a competitor, reduce operating expenses and increase ties with suppliers and customers. Internet and intranet technologies can be particularly effective in extending the information system outside the bounds of a company, creating even more opportunities. Of all the pieces that make up an information system, it is increasingly software that plays a critical role. Therefore, as businesses become more dependent on these information systems, they become more dependent on software. In addition, electronic systems manufacturers and independent software vendors are increasingly dependent on the development of software to provide critical functionality and product differentiation.

    NEED FOR IMPROVED SOFTWARE DEVELOPMENT TECHNOLOGIES AND METHODS. Software development technologies and methods have not kept pace with the increasing reliance on software systems. In fact, the intricacies of modern software systems have tended to make the software development process longer, more complicated and increasingly error prone. For example, many businesses are implementing client-server applications that must be scalable (capable of growing to support additional users) enough to handle hundreds or thousands of users, yet flexible enough to meet continually changing business requirements. Businesses implementing enterprise-wide information systems face a particularly difficult challenge in developing software for the distributed, heterogeneous environments that these systems typically demand. In addition, businesses recognize that not only are these software systems expensive to develop, they can also be expensive to maintain.

    Organizations have taken an initial step in addressing the complexity and cost of today's software systems by breaking software applications into functional segments to be developed by separate teams of programmers. However, traditional software development methodologies often produce unnecessary and complex interdependencies among functional software segments. The resulting software is typically difficult to develop and test, as well as expensive to modify and maintain.

    ADOPTION OF OBJECT-ORIENTED TECHNOLOGIES. To address the difficulties of developing and maintaining complex software systems, organizations are increasingly adopting object-oriented technologies and development methodologies. Object-oriented programming allows software to be written in terms of objects that are used as building blocks to model real-world objects and systems. Objects are self-contained units that encapsulate a collection of data and related procedures. Although objects may be internally complex, they are designed to have simple interfaces that allow programmers to develop and change objects independently without affecting other segments of the software system. The generalized, self-contained nature of well-designed objects allows them to be reused within a single software system and in subsequent applications. To a large extent, developing software applications then becomes a matter of assembling new and existing objects, rather than writing entire programs from scratch, resulting in significantly reduced development times and improved software quality. In addition, because the internal details of each object are relatively insulated from the rest of the system, objects can be tested, modified and maintained independently.

    As object-oriented technologies have been adopted over the last several years, C++ has emerged as the de facto standard computer language for object-oriented software development. Java, another object-oriented programming language that is similar to C++, has been recently popularized through the growth of the Internet and intranet environments. Java offers additional benefits in the areas of platform independence and distributed computing.

    NEED FOR ROBUST THIRD-PARTY SOFTWARE PARTS. While objects are easy to use once built, developing robust, well-designed objects can be extremely difficult and time consuming. Many technical details must be addressed, including support for various platforms, graphical user interfaces, databases and networking protocols. As a result, object-oriented software development can be improved significantly through the use of pre-built, industry-standard objects ("software parts"). Software parts are typically sold as a "class library," a group of 20-100 related object types ("classes"). Organizations seek to improve quality and time-to-market by purchasing pre-written objects from independent vendors to handle fundamental operations ranging from simple functions such as date handling to more complex functions such as network communications. Using off-the-shelf parts for such tasks allows programmers to focus on the core functionality of the systems they are developing. For example, using a standard object for database connectivity allows a programmer to develop an application without regard to the low level details of programming to any particular database while allowing the freedom to switch between different database vendors. In addition, commercially available software parts typically are more thoroughly tested and provide more complete functionality than parts developed in-house. The Company believes that the use of third-party software parts will enable organizations to develop robust software applications more rapidly, at lower cost and with more functionality than applications using only internally developed objects.

THE ROGUE WAVE SOLUTION

    Rogue Wave is a leading provider of object-oriented software parts and related tools. The Company's products are designed to enable customers to construct robust applications more quickly, with higher quality and across multiple platforms, while reducing the complexity associated with the development process. The Company provides customers with proven object-oriented development technology so that they can better apply the principles of software reuse to their own software development efforts. Rogue Wave's products are designed to be general purpose in nature, supporting a broad range of development environments and methodologies. The Company's software parts span a range of functionality from low-level ANSI/ISO standardized data structures to higher level database connectivity objects. The Company follows a cross-platform strategy that allows most objects to be used on the most popular operating systems, such as Windows and UNIX. The Company offers a broad suite of software parts and related tools for C++, the de facto standard object-oriented programming language, and has more recently introduced a suite of Java-based software parts and related tools.

    The Company's products and services provide professional programmers with the following benefits:

    IMPROVED SOFTWARE QUALITY. Rogue Wave's products improve software quality by providing professional programmers with robust and reusable software parts and related tools. The use of the Company's products can result in applications that are internally simpler and contain less untested code, resulting in fewer bugs and higher quality.

    ACCELERATED DEVELOPMENT TIME. By using the Company's software parts, developers produce and test fewer lines of original code, thereby reducing overall development time. In addition, the Company's C++ and Java application builders simplify and accelerate prototyping and development efforts by offering visual design environments along with code generation and testing capabilities.

    INCREASED FLEXIBLITY. Most of the Company's software parts have been written to be cross-platform. In addition, the database products can be used with a wide variety of databases, and the visual products with a wide variety of GUIs. This flexiblity allows programmers to develop applications with minimal regard to the environments in which they will be deployed. Businesses gain the ability to deploy software systems in a wide variety of environments with minimal redevelopment.

    INCREASED FOCUS ON CRITICAL FUNCTIONALITY. Rogue Wave's products encapsulate fundamental operations within software parts, allowing developers to focus on creating the critical business logic within applications rather than the arcane features of the environments in which they are developing.

    REDUCED MAINTENANCE COST. Rogue Wave's products are designed to reduce overall maintenance and support costs over the life of an application. The use of the Company's products helps programmers develop flexible, modular applications that can be more easily updated, modified and refined.

THE ROGUE WAVE STRATEGY

    The Company's objective is to be the leading provider of high quality, reusable software parts and related tools for the development of object-oriented software applications. The key elements of the Company's strategy to achieve this objective include:

    PROMOTE "TOOLS.H++ EVERYWHERE" STRATEGY. In order to establish brand awareness and cultivate a loyal base of programmers using the Company's products, the Company promotes the widespread use of its Tools.h++ product. The Company believes that Tools.h++ is the most widely used cross-platform C++ class library. In addition to its direct sales efforts, the Company has entered into OEM agreements to bundle Tools.h++ with popular compilers offered by leading vendors, including Hewlett-Packard, Microware, Siemens-Nixdorf, Silicon Graphics and Sun Microsystems. The Company believes its "Tools.h++ Everywhere" strategy enables the Company to leverage its installed base of Tools.h++ customers by offering additional object-oriented software parts and related tools through its telesales organization.

    DEVELOP STRATEGIC PARTNERSHIPS. The Company intends to continue to establish close relationships with leading technology companies and systems integrators through technology licensing and joint distribution and marketing arrangements to promote the widespread acceptance and distribution of Rogue Wave's products. In particular, the Company recently entered into a joint marketing agreement with Rational Software under which Rational will embed references to Rogue Wave products in the Rational Rose product. In addition, the Company will port key products to the Rational Apex development environment. This collaboration will enable the introduction of the Company's products to Rational's customer base. In addition, the Company has signed agreements with Object Design to provide DBTools.h++ with its ObjectStore development suite and with HAHT Software to provide DBTools.h++ in their Web development tool.

    EXTEND TECHNOLOGICAL LEADERSHIP. The Company believes that it has developed industry-leading, standards-based class libraries. The Company is an active participant on the ANSI/ISO C++ Standards Committee and has authored several standards. The Company's implementation of the ANSI/ISO Standard C++ Library has been evaluated and selected by several compiler vendors such as Hewlett-Packard, Siemens-Nixdorf, Silicon Graphics and Sun Microsystems. The Company intends to continue to invest significant resources to maintain and extend its technological leadership.

    LEVERAGE C++ EXPERTISE TO ADDRESS THE JAVA MARKET. The Company has considerable expertise in the C++ language, gained through the development of its class libraries, that is directly applicable to the Java language. Java has many of the same features of C++ but is simpler to use. Java also explicitly supports cross-platform, distributed applications. The Company believes it was the first to deliver a commercially available Java interface builder and intends to continue to leverage its C++ expertise to address the Java marketplace. The Company's strategy is to continue to focus on the Java language in order to expand its suite of Java class libraries and related development tools.

    PROMOTE THE ENTERPRISE-WIDE ADOPTION OF ROGUE WAVE PRODUCTS. The Company has traditionally marketed its products to individual professional programmers, and the Company has sold over 50,000 end-user licenses to date. The Company intends to leverage its installed customer base of corporate programmers to approach its customers' higher level management and promote the standardization of its products within customer organizations. Furthermore, the Company intends to broaden its suite of complementary products, allowing the Company to fulfill more of its customers' software development needs.

    CONTINUE TO PROVIDE FLEXIBLE CROSS-PLATFORM SOFTWARE. The Company supports multiple development platforms, including Windows 3.1, Windows 95, Windows NT and various versions of UNIX such as Sun Solaris and Hewlett-Packard's HP/UX. In addition, the Company is committed to providing "policy free" class libraries that provide users the flexibility to use Rogue Wave's products with a wide variety of C++ based programming environments and methodologies. The Company believes that this flexibility improves the competitiveness of its products.

    EXPAND WORLDWIDE DISTRIBUTION. The Company distributes its products primarily through its direct telesales and field sales organizations and, to a lesser extent, through OEMs and VARs. The Company intends to expand its global distribution capabilities by increasing its presence in strategic international markets. In particular, the Company believes that there are significant growth opportunities in Europe. In February 1997, the Company expanded its European operations by acquiring Precision, a distributor of the Company's software products. The Company also plans to continue to increase its domestic sales force in order to expand its market presence.

PRODUCTS

    Rogue Wave's products are designed to be used individually, with each other, or with other industry standard products. They fall into six different product groups: Foundation (general purpose data structures and algorithms); Database (software parts for interfacing to relational databases as well as related tools); Visual User Interface (GUI libraries as well as related tools); Mathematical (software parts for numerical and mathematical calculations); Distributed (software parts for facilitating distributed computing); and Java (Java software parts and related tools). All products are portable between Windows and UNIX, except View.h++, which is for UNIX only.

    The table below summarizes the development and release history of Rogue Wave's principal products, and includes current list prices for perpetual-use single-user licenses and single-user multiple platform licenses. Support is generally available at an annual cost equal to 30% to 50% of the then applicable list price. Rogue Wave offers multi-user pricing for 25, 50 and 100 users.

     --------------------------------------------------------------------------------------------------------
                                                                                               LIST PRICE
                                             ORIGINAL                                                 SINGLE-USER
                                              RELEASE    CURRENT    LATEST RELEASE    SINGLE-USER   MULTI-PLATFORM
               PRODUCT LINE                    DATE      VERSION         DATE          LICENSES        LICENSES
FOUNDATION
 Standard C++ Library                          1995        2.2       October 1996      $     195       $     390
  Tools.h++                                    1990        7.0        July 1996              495             790
  Threads.h++                                  1996        1.1      September 1996           695           1,390
  Serialize.h++                                1997        1.0         May 1997              995           1,990
DATABASE
  DBTools.h++                                  1994        2.2       August 1997*      $   2,490       $   3,980
  Object Factory                               1997        1.0      February 1997          1,495           2,990
VISUAL USER INTERFACE
  zApp Developers Suite                        1994        3.0        July 1996        $   1,995       $   4,990
  View.h++                                     1993        1.3      February 1996          1,995             N/A
MATHEMATICAL
  Money.h++                                    1994        1.5       October 1995      $   1,295       $   2,590
  Math.h++                                     1989        6.1         May 1996              595           1,190
  LAPACK.h++                                   1994        2.0        July 1996              795           1,590
DISTRIBUTED
  Net.h++                                      1995        1.1         May 1996        $   1,495       $   2,490
  ORBstreams.h++                               1996        1.0         May 1996              395             790
  Inter.Net.h++                                1996        1.0       August 1997*            495             990
JAVA
  JFactory                                     1996        1.1        July 1996        $     195       $     390
  JMoney                                       1996        2.0      September 1996           N/A             495
  JTools                                       1996        2.0        July 1996              N/A             495
  JWidgets                                     1996        3.0      September 1996           N/A             395
  JChart                                       1997        2.0        June 1997              N/A             795
  JDBTools                                     1997        2.0        July 1997              N/A             795

* The Company anticipates release of these products in August 1997.

FOUNDATION

    STANDARD C++ LIBRARY. Rogue Wave has played an active role on the ANSI/ISO C++ Standards Committee and has leveraged that experience to develop its version of the Standard C++ Library. Rogue Wave's Standard C++ Library includes fundamental data structures, as well as string, numeric limits, complex, allocator, valarray, iostream and locale classes. Rogue Wave's Standard C++ Library has been adopted by many of the leading C++ compiler vendors, including Hewlett-Packard, Microware, Siemens-Nixdorf, Silicon Graphics and Sun Microsystems.

    TOOLS.H++. Tools.h++ encapsulates and extends the Standard C++ Library, making the Standard C++ Library easier to use by introducing object-oriented constructs and adding new classes, such as hash tables, that are not part of the Standard C++ Library. Used together, Tools.h++ and the Standard C++ Library give users the portability of the Standard C++ Library plus the safety and reusability associated with object-oriented design.

    THREADS.H++. Threads.h++, which is built on top of the Tools.h++ foundation class library, is a C++ class library for developing multi-threaded applications. Multi-threaded applications can offer improved responsiveness and performance. By writing to the Threads.h++ Application Programming Interface ("API"), users can write code that is both simpler and platform independent.

    SERIALIZE.H++. Serialize.h++, which is built on top of the Tools.h++ foundation class library, is a C++ class library that allows objects that have been saved using the Java "serial protocol" to be restored in C++. This allows objects to be passed back and forth between Java and C++, providing an interoperability solution between the two languages.

DATABASE

    DBTOOLS.H++. DBTools.h++, which is built on top of the Tools.h++ foundation class library, provides a common, object-oriented interface to relational databases. Applications can be written once to the DBTools.h++ API and then deployed to any of the supported databases, regardless of the differences in data structures and function calls between the different databases. DBTools.h++ provides native access to Informix, Microsoft SQL Server, Oracle and Sybase, plus general connectivity to these and other relational databases through the ODBC standard. In addition, DBTools.h++ provides a flexible error-handling model and encapsulates SQL 92 DML functionality, including SQL extensions such as stored procedures.

    OBJECT FACTORY. Object Factory is a development tool that automatically creates business objects represented in the schemas held in a relational database, as well as letting users design the visual elements of an application through a "point and click" interface. Object Factory maps schema information, stored procedure activation and query results into DBTools.h++ classes. Object Factory also lets users drag and drop various user elements, such as push buttons, edit boxes and drop down lists, onto a window, thereby building the graphical user interface of an application more quickly. Code generation is controlled through a point-and-click interface, which displays database and schema information on the screen. Object Factory uses source drivers to control code generation. Users can edit the source driver files to tailor output to specific needs. Object Factory is being sold as a value added feature for DBTools.h++.

VISUAL USER INTERFACE

    ZAPP DEVELOPERS SUITE. The zApp Developers Suite consists of four different products: the zApp Application Framework, Object Factory (described above), zHelp and the zApp Interface Pack. The zApp Application Framework, which is built on top of the Tools.h++ foundation class library, is an object-oriented, GUI library written in C++ that provides portability among Windows 95, Windows NT and various versions of UNIX such as Sun Solaris and Hewlett-Packard's HP/UX. Users program once to the zApp API and are then able to deploy to any supported platform with minimal changes. zHelp allows users to design a platform-independent "Help" system. zApp Interface Pack provides high-level visual objects and custom controls and extends the functionality of the zApp Application Framework. zApp Interface Pack consists of approximately 100 classes, including tables, toolbars, status lines, 3D controls and bitmap buttons.

    VIEW.H++. View.h++, which is built on top of the Tools.h++ foundation class library, is a C++ library that provides an object-oriented, C++ interface to OSF/Motif, the industry standard GUI for UNIX machines. View.h++ supports both Motif 1.1 and Motif 1.2 features.

MATHEMATICAL

    MONEY.H++. Money.h++ is a C++ class library for representing and manipulating exact decimal fractions, primarily in banking and other financial applications. It also includes I/O formatting objects, error handling, control over rounding and explicit representation for several non-numeric values.

    MATH.H++. Math.h++ is a C++ class library that improves the performance and reliability of any code that manipulates arrays of numbers. It includes vectors, matrices, arrays, random number generators and Fast Fourier Transforms. Math.h++ is useful in mathematical and numerical applications.

    LAPACK.H++. LAPACK.h++ is a C++ class library that is designed to solve numerical linear algebra problems. It manages the details of data representation, enabling the programmer to concentrate on application development.

DISTRIBUTED

    NET.H++. Net.h++, which is built on top of the Tools.h++ foundation class library, is a C++ class library for developing applications that communicate across a network. By programming to the Net.h++ API, the user can write code that is both simpler and platform independent.

    ORBSTREAMS.H++. ORBstreams.h++, which is built on top of the Tools.h++ foundation class library, is a C++ library that makes C++ programming in an OMG CORBA environment much easier by providing C++ classes that stream complicated C++ objects across a CORBA interface, eliminating the need to write custom marshalling and unmarshalling routines.

    INTER.NET.H++. Inter.Net.h++, which is built on top of Net.h++, Threads.h++ and Tools.h++, is a C++ library that allows users to add FTP, HTTP, SMTP and POP3 capabilities to C++ client applications in a platform independent manner. It also automatically creates threads for users, increasing application performance and responsiveness.

JAVA

    JFACTORY. JFactory generates Java calls to the Abstract Windowing Toolkit (from Sun Microsystems). The user can design an application visually by dragging and dropping elements, such as radio buttons and edit boxes, onto a window. Once the look of the application has been designed, JFactory automatically generates the code for the application.

    JMONEY. JMoney is a Java class library for representing and manipulating exact decimal fractions, primarily for banking and other financial applications. It also includes algorithms for calculating amortization and other schedules.

    JTOOLS. JTools is a Java class library that extends the set of utility data structures that comes with the Java Development Kit distributed by Sun Microsystems. It also includes a Java version of Rogue Wave's proprietary "virtual streams" persistence protocol, which allows users to save objects in C++ and then restore them in Java. This provides a C++/Java interoperability solution, similar to Serialize.h++.

    JWIDGETS. JWidgets is a Java class library that extends the set of user controls that comes with the Java Development Kit distributed by Sun Microsystems. It includes such controls as trees, tabbed notebooks, grids and others.

    JCHART. JChart is a Java class library that allows programmers to incorporate customizable, dynamic charts in Java applets and applications. Possible chart types include: multi-row, multi-column and stacked bar charts; multi-row and stacked area charts; and line, pie and scatter-plot charts. A flexible set of properties gives programmers control over styles, color, font size and types, scaling factors, titles, background patterns, axis labels and legends.

    JDBTOOLS. JDBTools is a Java class library that is similar to the DBTools.h++ C++ class library. It provides a common, object-oriented interface to relational databases. Applications can be written once to the JDBTools API and then deployed to any of the supported databases, regardless of the differences in data structures and function calls between the different databases. JDBTools provides for flexible connection management, including connection pools and named connections. Just-in-time binding enhances performance, because implementations are created only when it comes time to execute the object.

CUSTOMERS

    The Company's products are used by programmers to develop software applications for organizations in a wide variety of industries. To date, the Company has sold over 50,000 end-user licenses. The following is a representative list of customers responsible for more than $50,000 in revenue during the 24 months ended June 30, 1997.

TELECOMMUNICATIONS
----------------------------------------
  Ameritech Corporation
  AT&T
  Bell Atlantic
  BellSouth Telecommunications
  DSC Communications
  LDDS WorldCom
  Lucent Technologies
  MCI
  Motorola
  Singapore Telecom
INFORMATION SYSTEMS/SOFTWARE
----------------------------------------
  Asymetrix
  EDS
  Harbinger Net Services
  Netscape
  Oracle
  Objective Systems Integrators
  Spyglass

FINANCIAL INSTITUTIONS
----------------------------------------
  Bank of America
  Fidelity Investments
  Goldman Sachs
  Homeside Lending
  JP Morgan
  Morgan Stanley
  Nationwide Insurance
  The Options Clearing Corporation
  Salomon Brothers

INDUSTRIAL, CONSUMER & OTHER
----------------------------------------
  Boeing
  Chevron
  Chrysler
  Lockheed Martin
  NASA
  Pinkerton Security
  SAIC

COMPUTER/ELECTRONICS
----------------------------------------
  3Com
  ADP
  Harris Corporation
  IBM Canada

TRANSPORTATION
----------------------------------------
  Sabre Decision Technologies

VARS AND OEMS
----------------------------------------
  Hewlett-Packard
  Object Design
  Rational Software
  Silicon Graphics

SYSTEMS INTEGRATORS
----------------------------------------
  American Management Systems
  Carnegie Group

SALES, MARKETING AND CUSTOMER SUPPORT

    The Company markets its software primarily through its direct sales organization and, to a lesser extent, through outside sales representatives and indirect channel partners. As of June 30, 1997, the Company's sales and marketing organization consisted of 95 individuals. In addition, the Company's products and related tools are sold directly through VARs and OEMs. The Company sells perpetual use, non-exclusive licenses to use its products for an up front fee. The licenses generally include a 30-day right of return policy.

    TELESALES. As of June 30, 1997, the Company employed 35 telesales representatives. A significant part of the Company's "Tools.h++ Everywhere" strategy is the sale of its products to individual and small groups of programmers. The Company uses OEM generated and other targeted mailing lists to distribute product catalogs to those individuals. The Company's telesales force complements the "Tools.h++ Everywhere" strategy by fielding inquiries and orders from a broad range of users who are exposed to one or more of the Company's products. Sales through this channel are typically less than $50,000 per order and the sales cycle is generally less than two months.

    DIRECT FIELD SALES. To date, the Company has primarily conducted its direct sales activities in the United States. As of June 30, 1997, the Company employed five domestic direct field sales representatives supported by three technical sales representatives. The Company's domestic field sales force targets Fortune 500 customers in strategic industries, such as financial services and telecommunications. The field sales force typically focuses on reaching chief information officers or similar enterprise-wide technology purchasers. The sales cycle for this "top down" approach typically ranges from two to six months. The Company maintains domestic direct sales offices or personnel in Oregon, California, Colorado and New York.

    The Company's international channel development efforts have initially focused on Europe. The Company established a German sales and support office in January 1996 and acquired Precision, a European distributor with offices in Germany, the United Kingdom, France and the Benelux countries, in February 1997. As of June 30, 1997, the Company's European sales, support and consulting organization consisted of 31 individuals. The Company maintains European sales and support offices in Germany, the United Kingdom, France and the Netherlands.

    STRATEGIC PARTNERSHIPS. The Company has recently begun to establish strategic partnerships with leading technology companies and systems integrators through technology licensing agreements and joint distribution and marketing arrangements. In addition, the Company offers all of its products for sale and distribution through its Web site. Telesales representatives utilize this channel to fulfill certain orders, increasing their productivity.

    ORIGINAL EQUIPMENT MANUFACTURERS AND VALUE ADDED RESELLERS. The Company's foundation products are bundled with many leading C++ compilers and distributed by major OEMs and VARs. Although this use of OEMs and VARs does not contribute significantly to the Company's revenue, it does further the Company's "Tools.h++ Everywhere" strategy by increasing the exposure of C++ users to the Company's products and providing name recognition for the Company.

    The Company's marketing efforts are directed at broadening the market for its products by increasing awareness among corporate programmers and chief information officers. In support of its sales efforts, the Company's marketing department conducts comprehensive programs that include advertising, direct mail, public relations, trade shows, seminars and ongoing customer communications programs. The Company also keeps its customers informed of advances in the field through technical papers and other mailings. The Company maintains a Web site on the Internet that provides Company and product information and handles sales and distribution for its products.

    The Company believes that a high level of customer support is important to the successful marketing and sale of its products. The Company offers telephone, electronic mail, fax and Internet-based customer support through its support services staff. Initial product license fees include 30 days of customer support. The Company also offers annual maintenance agreements that include technical support and upgrades, and offers introductory and advanced classes and training programs.

    In April 1997, the Company established a consulting services group in Boulder, Colorado to provide services to the Company's Fortune 1000 customers. As of June 30, 1997, the Company's domestic consulting group consisted of 15 employees.

PRODUCT DEVELOPMENT

    As of June 30, 1997, there were 65 employees on the Company's product development staff. The Company's product development expenditures in fiscal 1994, 1995 and 1996 and the nine months ended June 30, 1997 were $2.1 million, $3.2 million, $5.5 million and $4.8 million, respectively, and represented 29.3%, 26.8%, 29.4% and 22.7% of total revenue, respectively. The Company expects that it will continue to commit substantial resources to product development in the future.

    The majority of the Company's research and development department is located in Corvallis, Oregon, with additional groups in Mountain View, California and Charlotte, North Carolina. The Company's research and development department is organized into six different teams, reflecting the six different product groups, Foundation, Database, Visual User Interface, Mathematical, Distributed and Java. Each team has a lead architect who is responsible for the technical content of the product group, as well as a development manager who is responsible for the personnel in the group, both of whom work closely with a corresponding marketing manager in the marketing department. Although development teams are responsible for the overall design, implementation and testing of products, the Company has a Quality Engineering ("QE") team that designs test suites and maintains configuration management systems.

    The Company has adopted ClearCase from Pure Atria Software for configuration management. The Company performs synchronization between development sites using the ClearCase "Remote Site" option. In addition, the Company uses Purify and Quantify from Pure Atria Software to improve product quality. All products developed by the Company are tested using Purify during the Company QE process. The Company uses an internal DESIGN AND STYLE GUIDE to ensure consistency of general architectural, design and style features. Furthermore, the Chief Technical Officer is responsible for the design and implementation of common architectural features across all products.

    An important architectural principle of the Company is that all products should be "policy-free." That is, they should not dictate how the product should be used and in what environment. As an example, DBTools.h++ can manage database connections (how and when they are established and terminated) or it can allow the programmer to manage them manually.

    C++ PRODUCTS. Rogue Wave is continuing to expand and enhance its catalogue of C++ class libraries and related development tools. The Company plans to introduce a new version of DBTools.h++ that will support SQL 3 features, as well as improved performance and support for transactions. The Company is also working on new versions of Tools.h++.

    JAVA PRODUCTS. The Company is working to solidify its place as a leader in the newly developing Java tools market by developing additional products for Java. Unlike C++, Java comes with a functional set of low-level class libraries. Accordingly, the Company has chosen to focus on higher-value components. In particular, the Company is developing software to allow its customers to write multi-tiered applications in Java, as well as to write high-performance highly concurrent applications in Java, using software parts.

    The Company has developed technology relating to the collection and verification of data across the Internet. The Company intends to contribute such technology, and to make a funding commitment of up to $2.0 million over the next six to 18 months, to a company that would thereby become a majority-owned subsidiary for further development and possible commercialization of this technology. The Company will have the option to purchase the minority interest of the subsidiary during a specified time period in the future. Dan Whitaker, the Company's former Executive Vice President, Marketing, resigned his office and his position on the Company's Board of Directors to devote full time to the management of this subsidiary, but has agreed to serve as a consultant to the Company through July 1998.

    The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technological leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has one patent application pending in the United States. The technology covered by the pending patent application currently is not included in any of the Company's products. There can be no assurance that the Company's pending patent application, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the Company's pending patent. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The nature of many of the Company's products requires the release of the source code to all customers. As such, policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

    The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially and adversely affected.

COMPETITION

    The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for C++ software parts and programming tools and, to a lesser extent, at the emerging Java market. The Company's competitors offer a variety of products and services to address these markets. The Company believes that the principal competitive factors in this market are product quality, flexibility, performance, functionality and features, use of standards based technology, quality of support and service, company reputation and price. While price is less significant than other factors for corporate customers, price can be a significant factor for individual programmers. Direct competitors in the C++ market include Microsoft (with its MFC), IBM, ILOG and several privately held companies. Microsoft is a particularly strong competitor due to its large installed base and the fact that it bundles its MFC library with its own and other C++ compilers. Microsoft may decide in the future to devote more resources to or broaden the functions of MFC in order to address and more effectively compete with the functionality of the Company's products. The Company faces direct competition in the Java market from Borland, JavaSoft (a business unit of Sun Microsystems), Microsoft, Sybase, Symantec and other companies for its current Java products and it expects to face significant competition in the future from such companies with respect to other Java products the Company may introduce. Software applications can also be developed using software parts and programming tools in environments other than C++ or Java. Indirect competitors with such offerings include Microsoft (with its ActiveX technology), Borland, Oracle, ParcPlace-Digitalk and Powersoft (a subsidiary of Sybase). Many of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and larger installed bases of customers than the Company. In addition, several database vendors, such as Informix, Oracle and Sybase are increasingly developing robust software parts for inclusion with their database products and may begin to compete with the Company in the future. These potential competitors have well-established relationships with current and potential customers and have the resources to enable them to more easily offer a single vendor solution. Like the Company's current competitors, many of these companies have longer operating histories, significantly greater resources and name recognition and larger installed bases of customers than the Company. As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company.

    The Company also faces competition from systems integrators and internal development efforts. Many systems integrators possess industry specific expertise that may enable them to offer a single vendor solution more easily, and already have a reputation among potential customers for offering enterprise-wide solutions to software programming needs. There can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market competitive software products in the future. It is also possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, financial condition and results of operations.

EMPLOYEES

    As of June 30, 1997, the Company had a total of 237 employees, of which 206 were based in the United States and 31 were based in Europe. Of the total, 91 were in sales and marketing, 65 were in product development, 26 were in customer support, 19 were in consulting services, and 36 were in finance, administration and operations. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial personnel in the future. The Company has not experienced any work stoppages and considers relations with its employees to be good.

FACILITIES

    The Company's principal administrative, sales, marketing, support, consulting and product development offices are located in facilities consisting of approximately 69,000 square feet in Corvallis, Oregon, 13,000 square feet in Mountain View, California and 18,000 square feet in Boulder, Colorado. The leases on the Corvallis facilities expire on various dates from 1998 through 2001, the lease on the Mountain View facility expires in 1999 and the lease on the existing Boulder facility expires in 2000. The Company is currently seeking additional space in Boulder in anticipation of the planned move of its administrative operations to Boulder. The Company currently leases other domestic sales, development and support offices in New York and North Carolina. The Company also rents space on a month-to-month basis for its international office in Europe. Note 4 of Notes to Consolidated Financial Statements describes the amount of the Company's lease obligations. The Company believes that its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their ages as of July 31, 1997 are as follows:

              NAME              AGE                 POSITION
   --------------------------   ---   ------------------------------------
   Thomas Keffer, Ph.D.         45    President, Chief Executive Officer
    (1)......................         and Chairman of the Board of
                                       Directors
   Michael Scally............   46    Chief Operating Officer
   Robert M. Holburn, Jr.....   50    Chief Financial Officer and
                                      Secretary
   Michael A. Foreman........   46    Vice President, Development
   Thomas M. Atwood..........   48    Director
   Louis C. Cole.............   53    Director
   Richard P. Magnuson          41    Director
    (1)(2)...................
   Thomas H. Peterson           41    Director
    (1)(2)...................

------------------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    THOMAS KEFFER, PH.D., President, Chief Executive Officer and Chairman of the Board of Directors, has been with the Company since its inception in 1989. Dr. Keffer was a founder of the Company. Prior to 1989, Dr. Keffer was an Assistant Professor of Oceanography at the University of Washington. Dr. Keffer received his Ph.D. in Physical Oceanography from Oregon State University and his B.A. from Cornell University.

    MICHAEL SCALLY has served as the Chief Operating Officer of the Company since June 1996. From May 1994 until June 1996, he served as Vice President, National Telesales of Intersolv, a software company. From November 1988 until April 1994, he was the Vice President, General Manager of Carnegie Group Inc., a computer consulting company. Mr. Scally received his B.S. from Michigan Technological University.

    ROBERT M. HOLBURN, JR., the Chief Financial Officer and Secretary of the Company, has been with the Company since October 1994. Between March 1994 and October 1994, he served as the Chief Financial Officer for MacSema, Inc., a manufacturer of electronic data storage systems. From August 1993 until March 1994, he served as an independent financial consultant. From August 1992 until August 1993, he served as the Chief Financial Officer for Pacific Coast Technologies, an electronics company. From 1987 until August 1992, Mr. Holburn served as Vice President of Administration, Chief Financial Officer and Secretary of Advanced Power Technology, a semiconductor manufacturer. Prior to 1987, he was employed for 13 years with Texas Instruments, Inc., an electronics company, where he last served as Controller for its world-wide MOS memory operations. Mr. Holburn received his M.B.A. from the College of William and Mary and his B.S. from the University of Rhode Island.

    MICHAEL A. FOREMAN has served as Vice President, Development of the Company since September 1996. From March 1995 to June 1996, he served as Vice President of Research and Development for EyeSys Technologies, a medical device company. Between May 1992 and March 1995, he was Senior Manager, Software Development at Informix Software, a software company. Prior to joining Informix, he was employed for nine years with Hewlett-Packard, a computer hardware company, where he last served as Research and Development Project Manager, Software Engineering Systems Division. Mr. Foreman received his M.B.A. from the University of Maryland and his B.S. from Virginia Polytechnic Institute.

    THOMAS M. ATWOOD has been a director of the Company since October 1994. From June 1996 until June 1997, Mr. Atwood was Chief Executive Officer of Cinebase Software, a software company. Prior to that, he founded Object Design, Inc., a software company, in 1988 and served as its Chairman through December 1995.

    LOUIS C. COLE has been a director of the Company since July 1997. Mr. Cole is currently the President, Chief Executive Officer and Chairman of the Board of Legato Systems, Inc., a network storage management software company. Prior to that, from March 1987 until July 1988, Mr. Cole served as Executive Vice President of Novell, Inc., a manufacturer of computer networking equipment and software.

    RICHARD P. MAGNUSON has been a director of the Company since November 1995. Mr. Magnuson served as a general partner of Menlo Ventures, a venture capital firm, from 1984 until December 1995. Mr. Magnuson also serves as a director of OrCAD, Inc., a software company, California Water Service Company, a water utility, and several privately held companies.

    THOMAS H. PETERSON has been a director of the Company since July 1994. Mr. Peterson has been a general partner of certain venture capital funds associated with El Dorado Ventures, a venture capital company, since May 1991. From 1986 to May 1991, Mr. Peterson was an associate with El Dorado Ventures. Mr. Peterson also serves as a director of several privately held companies.

    The Company currently has authorized seven directors. The current directors were elected or appointed pursuant to the provisions of the Company's Certificate of Incorporation and Bylaws. Each director holds office until the next annual meeting of stockholders or until a successor is duly elected and qualified. The Company's officers serve at the discretion of the Board of Directors.

COMMITTEES

    The Audit Committee consists of Mr. Magnuson and Mr. Peterson. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

    The Compensation Committee consists of Dr. Keffer, Mr. Magnuson and Mr. Peterson. The Compensation Committee makes recommendations regarding the Company's 1996 Equity Incentive Plan and Employee Stock Purchase Plan and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

DIRECTORS' COMPENSATION

    The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. In November 1996, Messrs. Atwood, Magnuson and Peterson were each granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.00 per share. In July 1997, Mr. Cole was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.50 per share. Each such grant was made pursuant to the Equity Incentive Plan. See "--Equity Incentive Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and the three other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended September 30, 1996 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                               ANNUAL       COMPENSATION AWARDS
                                                            COMPENSATION   ---------------------
                                                            -------------  SECURITIES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION (1)                              SALARY ($)         OPTIONS (#)       COMPENSATION ($)
----------------------------------------------------------  -------------  ---------------------  ----------------
Thomas Keffer.............................................   $   145,000                --                  --
  President, Chief Executive Officer and Chairman of the
   Board
Dan Whitaker (2)..........................................       120,000                --                  --
  Former Executive Vice President, Marketing and Director
Robert M. Holburn, Jr.....................................       105,000            26,666                  --
  Chief Financial Officer and Secretary
Thomas A. Nora (3)........................................       101,844                --          $   43,052(4)
  Former Vice President of Sales

------------------------
(1) Michael Scally, who joined the Company in June 1996 as Chief Operating Officer, is paid an annual salary of $175,000 and would have been a Named Executive Officer had he served during the entire fiscal 1996.

(2) Mr. Whitaker served as the Company's Executive Vice President, Marketing from January 1992 through July 1997.

(3) Mr. Nora served as the Company's Vice President of Sales from March 1994 until July 1996.

(4) Represents commissions paid.

EQUITY INCENTIVE PLANS

    1996 EQUITY INCENTIVE PLAN. The Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") was adopted by the Board of Directors in June 1996 and was approved by the stockholders in October 1996. The Equity Incentive Plan amends and restates the Company's 1994 Stock Option Plan and the Inmark Stock Option Plan. The Company has reserved a total of 3,000,000 shares of Common Stock for issuance under the Equity Incentive Plan. The Equity Incentive Plan provides for the following types of stock-based awards: incentive stock options for employees (including officers and employee directors); nonstatutory stock options for employees (including officers and employee directors), directors and consultants; and restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors) and consultants. The Equity Incentive Plan is administered by the Board of Directors or a committee appointed by the Board, which determines recipients and types of awards to be granted, including the exercise prices, numbers of shares subject to the awards and the exercisability thereof, provided that the terms of options granted to non-employee directors are specified in the Equity Incentive Plan.

    Non-employee directors are eligible only for nonstatutory option grants. Each person who becomes a non-employee director will automatically be granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board. Such options will vest in 36 equal monthly installments. Following each annual meeting of the Company's stockholders occuring after September 30, 1997, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 3,500 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock based on the number of days such person has continuously served as a non-employee director since the last annual meeting. These options will be fully vested when granted.

    The term of a stock option granted under the Equity Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Equity Incentive Plan is determined by the Board of Directors, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Equity Incentive Plan vest at the rate specified in the option agreement, except that options shall be fully vested if the optionee dies before the end of the three-month period (12 months if the optionee is totally disabled) commencing with the termination of the optionee's relationship with the Company. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death and a nonstatutory option may be transferred to the extent provided in the option agreement. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate sooner or later by their terms). Options may be exercised for up to twelve months after an optionee's relationship with the Company and related corporations ceases due to death or disability (unless such options terminate sooner or later by their terms).

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Equity Incentive Plan. Shares subject to exercised stock appreciation rights will not again become available for the grant of new awards.

    The Board of Directors has the authority to reprice outstanding options and stock appreciation rights and to offer optionees and holders of stock appreciation rights the opportunity to replace outstanding options and stock appreciation rights with new options or stock appreciation rights for the same or a different number of shares.

    Restricted stock purchase awards granted under the Equity Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the Equity Incentive Plan may be tandem rights, concurrent rights or independent rights.

    Upon certain changes in control of the Company, all outstanding awards under the Equity Incentive Plan must either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, and with respect to persons then performing services as employees, directors or consultants, the time during which such awards may be exercised must be accelerated and the awards terminated if not exercised prior to such change in control.

    As of June 30, 1997, 373,731 shares of Common Stock had been issued upon the exercise of options granted under the Equity Incentive Plan, options to purchase 2,061,150 shares of Common Stock at a weighted average exercise price of $5.85 were outstanding and 565,119 shares remained available for future grant. The Equity Incentive Plan will terminate in June 2006 unless sooner terminated by the Board of Directors.

    EMPLOYEE STOCK PURCHASE PLAN. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1996 and was approved by the stockholders in October 1996. The Company has reserved a total of 350,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The initial offering period commenced on November 21, 1996, the effective date of the Company's initial public offering, and will terminate on January 31, 1999.

    Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% (as determined by the Board for each offering) of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

    In the event of certain changes of control, the Company and the Board of Directors have discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended September 30, 1996 to each of the Named Executive Officers:

                                                        INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                     --------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER OF                                                ANNUAL RATES OF STOCK
                                     SECURITIES     PERCENT OF                                 PRICE APPRECIATION FOR
                                     UNDERLYING    TOTAL OPTIONS                                 OPTION TERM ($)(4)
                                       OPTIONS      GRANTED IN       EXERCISE     EXPIRATION   ----------------------
NAME (1)                             GRANTED (2)  FISCAL 1996 (3)  PRICE ($/SH)      DATE          5%         10%
-----------------------------------  -----------  ---------------  -------------  -----------  ----------  ----------
Thomas Keffer......................          --            --               --             --          --          --
Dan Whitaker.......................          --            --               --             --          --          --
Robert M. Holburn, Jr..............      26,666           4.8%       $    6.75       6/6/2006  $  113,198  $  286,866
Thomas A. Nora.....................          --            --               --             --          --          --

------------------------
(1) Mr. Scally was granted options to purchase 200,000 shares in June 1996, each with an exercise price of $6.75 per share. These options have a term of 10 years.

(2) 25% of these options vest on the first anniversary of the date of grant and an additional 2.083% vest each month thereafter. These options have a term of 10 years.

(3) Based on an aggregate of 555,066 shares subject to options granted to employees of the Company under the Equity Incentive Plan in fiscal 1996, including the Named Executive Officer.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATE OPTIONS EXERCISED IN 1996 AND YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended September 30, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers at September 30, 1996:

                                                                                           NUMBER OF SECURITIES
                                                                                          UNDERLYING UNEXERCISED
                                                                                                OPTIONS (1)
                                     SHARES                         VALUE              -----------------------------
NAME                          ACQUIRED ON EXERCISE                REALIZED                      EXERCISABLE
-------------------------         ------------                   -----------                   ------------
Thomas Keffer............                      --                                 --                       --
Dan Whitaker.............                      --                                 --                  150,493
Robert M. Holburn, Jr....                  10,000               $             58,500                   17,361
Thomas A. Nora...........                  48,264                            183,828                   12,842


                                                                         VALUE OF UNEXERCISED
                                                                       IN-THE-MONEY OPTIONS (2)
                                                                   --------------------------------
NAME                             UNEXERCISABLE                  EXERCISABLE                  UNEXERCISABLE

-------------------------  -------------------------           -------------           -------------------------

Thomas Keffer............                    --                                   --                     --

Dan Whitaker.............               127,340               $            1,103,866        $       934,039

Robert M. Holburn, Jr....                65,971                              125,727                303,268

Thomas A. Nora...........                    --                               93,348                     --


------------------------
(1) These options vest monthly over four years and have a term of 10 years.

(2) Based on the difference between the deemed fair market value as determined by the Board of Directors on September 30, 1996 ($7.50 per share) and the exercise price.

401(K) PLAN

    In January 1993, the Board adopted an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least 90 days of service with the Company, work a minimum of 1,000 hours during the plan year and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of such compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The Company matches all employee contributions up to 3% of earnings and half of employee contributions from 3% to 5% of earnings. In addition, eligible employees may make roll-over contributions to the 401(k) Plan from a tax-qualified retirement plan. Employees become 20% vested in these Company contributions after two years of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company expects to enter into indemnity agreements with each of its directors and executive officers.

    In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Company has entered into agreements with its directors and officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    Thomas Peterson, a director of the Company, is a general partner of El Dorado Venture Partners III, the general partner of El Dorado Ventures III, L.P. ("El Dorado III"), El Dorado Technology IV, L.P. and El Dorado C&L Fund, L.P. Richard Magnuson, a director of the Company, is a limited partner of MV Management VI, L.P., the general partner of Menlo Ventures VI.

    In December 1994, the Company issued an aggregate of 133,333 shares of Series A Preferred Stock for cash consideration of $200,000 to entities affiliated with El Dorado III upon the exercise of their option to purchase such shares. The entities affiliated with El Dorado III were the only purchasers of Series A Preferred Stock in the transaction.

    In November 1995, the Company issued an aggregate of 742,533 shares of Series B Preferred Stock for cash consideration of approximately $3.5 million. In connection with such financing, the Company issued (i) 247,225 shares of Series B Preferred Stock to entities affiliated with El Dorado III for cash in the amount of $1,175,563 and (ii) 453,248 shares of Series B Preferred Stock to entities affiliated with Menlo Ventures VI, L.P. ("Menlo Ventures VI") for cash in the amount of $2,155,197. The purchase price of the Series B Preferred Stock was determined through arms-length bargaining between the Company and Menlo Ventures VI. At the time of the negotiations, Mr. Magnuson was not a director of the Company. Some of the factors that the Company and Menlo Ventures VI used to determine the price for the Series B Preferred Stock were the Company's record of revenue growth, its prospects for future revenue growth, the status of its product development efforts, Menlo Ventures VI's experience in valuing private companies and the market values of comparable companies, both public and private. The entities affiliated with El Dorado III and Menlo Ventures purchased 94.3% of the Series B Preferred Stock sold in the transaction.

    In June 1996, the Board of Directors amended the terms of the stock option held by Mr. Holburn, the Chief Financial Officer of the Company, to provide that, upon a change in control of the Company, 50% of the unvested options of Mr. Holburn would become immediately vested. The stock option was amended to make it consistent with the terms of stock options granted to other officers.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of June 30, 1997, and as adjusted to reflect the sale of the Common Stock being offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) each of the Selling Stockholders and (v) all directors and executive officers of the Company as a group. Unless otherwise specified, the address of the stockholder is the address of the Company set forth herein.

                                                              SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                                 OWNED PRIOR TO         NUMBER          OWNED AFTER
                                                                  OFFERING (1)         OF SHARES      OFFERING (1)(2)
                                                            ------------------------     BEING     ----------------------
BENEFICIAL OWNER                                              NUMBER      PERCENT       OFFERED      NUMBER     PERCENT
----------------------------------------------------------  ----------  ------------  -----------  ----------  ----------
Thomas Keffer, Ph.D.......................................   1,487,450        19.3%      145,190    1,342,260       17.0%
Thomas H. Peterson (3)....................................     997,487        12.9       300,000      697,487        8.8
Entities affiliated with El Dorado Ventures III,               994,987        12.9       300,000      694,987        8.8
 L.P. (4).................................................
 851 Fremont Avenue
 Suite 112
 Los Altos, CA 94024
Dan Whitaker (5)..........................................     602,996         7.6       560,000       42,996          *
Entities affiliated with Menlo Ventures VI, L.P. (6)......     534,810         6.9       534,810           --         --
 3000 Sand Hill Road
 Building 4, Suite 100
 Menlo Park, CA 94025
Howard M. Love, Jr. (7)...................................     287,926         3.7       150,000      137,926        1.7
Kevin Gartner (8).........................................     233,958         3.0        45,000      188,958        2.4
Allan Vermeulen (9).......................................     136,155         1.8        20,000      116,155        1.5
Michael Scally (10).......................................      83,885         1.1        20,000       63,885          *
Robert M. Holburn, Jr. (11)...............................      50,416           *        20,000       30,416          *
Thomas M. Atwood (12).....................................      11,944           *            --       11,944          *
Richard P. Magnuson (13)..................................       9,166           *            --        9,166          *
Louis C. Cole.............................................          --          --            --           --         --
All directors and executive officers as a group (8
 persons) (14)............................................   2,640,348        33.6       485,190    2,155,158       26.8

------------------------

 * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 7,710,063 shares of Common Stock outstanding as of June 30, 1997 and 7,915,063 shares of Common Stock outstanding after completion of this offering.

 (2) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." If the Underwriters' over-allotment option is exercised in full, the Company and certain stockholders will sell up to an aggregate of 300,000 shares of Common Stock of the Company, and 8,060,063 shares of Common Stock will be outstanding after the completion of this offering. Specifically, (i) the Company will sell 145,000 shares, (ii) Kevin Gartner will sell 100,000 shares and will beneficially own 88,958 shares, or 1.1% of the Company's Common Stock, after the offering, (iii) Allan Vermeulen will sell 30,000 shares and will beneficially own

    86,155 shares, or 1.1% of the Company's Common Stock, after the offering and
    (iv) Thomas Keffer will sell 25,000 shares and will beneficially own 1,317,260 shares, or 16.3% of the Company's Common Stock, after the offering.

 (3) Includes all shares held by entities affiliated with El Dorado Ventures III, L.P. ("El Dorado III"). Mr. Peterson, a director of the Company, is a general partner of the general partner of the entities affiliated with El Dorado III. Mr. Peterson disclaims beneficial ownership of such shares except to the extent of his partnership interest therein. Also includes 2,500 shares subject to stock options held by Mr. Peterson that are exercisable within 60 days of June 30, 1997.

 (4) Represents 945,750 shares held by El Dorado III, 31,724 shares held by El Dorado Technology IV, L.P., and 17,513 shares held by El Dorado C&L Fund, L.P. Of these shares, 285,155 shares are being sold by El Dorado III, L.P., 9,565 shares are being sold by El Dorado Technology IV, L.P. and 5,280 shares are being sold by El Dorado C&L Fund, L.P. Mr. Peterson, a director of the Company, is a general partner of El Dorado Venture Partners III, the general partner of the entities affiliated with El Dorado III.

 (5) Includes 300,000 shares held by the Whitaker Family Limited Partnership, of which Mr. Whitaker is a general partner, and 214,163 shares subject to stock options exercisable within 60 days of June 30, 1997. Mr. Whitaker is a former director and former Executive Vice President, Marketing of the Company.

 (6) Represents 525,708 shares held by Menlo Ventures VI and 9,102 shares held by Menlo Entrepreneurs Fund VI, L.P.

 (7) Includes 2,500 shares subject to stock options exercisable within 60 days of June 30, 1997. Mr. Love is a former director of the Company.

 (8) Includes 58,667 shares subject to stock options exercisable within 60 days of June 30, 1997. Mr. Gartner is a Company employee.

 (9) Includes 44,929 shares subject to stock options exercisable within 60 days of June 30, 1997. Mr. Vermeulen is the Company's Chief Technical Officer.

(10) Includes 83,885 shares subject to stock options exercisable within 60 days of June 30, 1997.

(11) Includes 40,416 shares subject to stock options exercisable within 60 days of June 30, 1997.

(12) Represents 11,944 shares subject to stock options exercisable within 60 days of June 30, 1997.

(13) Represents 6,666 shares held by Richard P. and Amy C. Magnuson, Trustees of the Magnuson Revocable Trust dated 1/14/94 and 2,500 shares subject to stock options exercisable within 60 days of June 30, 1997. Does not include 525,708 shares held by Menlo Ventures VI and 9,102 shares held by Menlo Entrepreneurs Fund VI, L.P. Mr. Magnuson, a director of the Company, is a limited partner of MV Management VI, L.P., general partner of the entities affiliated with Menlo Ventures VI. Mr. Magnuson disclaims beneficial ownership of such shares except to the extent of his partnership interest therein.

(14) Includes 141,245 shares subject to stock options exercisable within 60 days of June 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

    The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value. As of June 30, 1997, there were approximately 141 holders of record of the Company's Common and Preferred Stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 2,256,920 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to the Amended and Restated Investors' Rights Agreement among such holders and the Company, dated November 10, 1995 as amended June 27, 1996 (the "Investors' Rights Agreement"). Under the terms of the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. The holders may also require the Company to file a registration statement under the Securities Act with respect to their shares, and the Company is required to use its best efforts to effect two such registrations. Furthermore, the holders may require the Company to register their shares on Form S-3 when such form becomes available to the Company. Generally, the Company is required to bear all registration and selling expenses incurred in connection with any such registrations. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Such registration rights terminate November 21, 2004.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The Company's Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Company's Common Stock. Its telephone number is (206) 292-3696.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have outstanding an aggregate of 7,915,063 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and based upon the number of shares outstanding as of June 30, 1997. Of these shares, all of the shares sold in this offering and approximately 3,847,179 additional shares already outstanding will be freely tradable without restriction or further registration under the Securities Act (unless such shares are subject to an agreement not to sell described below). The remaining 2,067,884 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    Upon completion of this offering, the holders of 2,256,920 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

    The Company, the Selling Stockholders and certain other stockholders of the Company, including the executive officers and directors, who will own in the aggregate 2,401,512 shares of Common Stock after the offering, have agreed, subject to certain limited exceptions, that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire shares of Common Stock owned by them during the 90-day period commencing on the date of this Prospectus.

    The Company has filed a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Equity Incentive Plan and the Purchase Plan, thus permitting the resale of such shares by non-affiliates and by affiliates, subject to Rule 144 volume limitations applicable thereto, in the public market without restriction under the Securities Act.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Cowen & Company and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock.

                                                                                    NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.............................................................
Cowen & Company...................................................................
Wessels, Arnold & Henderson, L.L.C................................................
                                                                                    ----------
      Total.......................................................................   2,000,000
                                                                                    ----------
                                                                                    ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $   per share. The Underwriters may allow and such dealers may reallow a
concession not in excess of $   per share to certain other dealers. After the
public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company and certain stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and such stockholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and certain of the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    In November 1995, the Company issued an aggregate of 742,533 shares of Series B Preferred Stock for an aggregate consideration of approximately $3.5 million. In connection with such financing, the Company issued 21,030 shares of Series B Preferred Stock to each of WA & H Investments, L.L.C. ("WA & H"), an entity affiliated with Wessels, Arnold & Henderson, L.L.C., and Ronald Pillar, a Vice President at Cowen & Company, for aggregate cash consideration of approximately $200,000. In January 1996, certain officers of the Company sold an aggregate of 251,573 shares of Common Stock for an aggregate consideration of approximately $1.0 million. In connection with such sale, certain officers of the Company sold 7,125 shares of Common Stock to each of WA & H and Mr. Pillar for aggregate cash consideration of approximately $56,000. The prices of the Series B Preferred Stock and the Common Stock were the same paid by all other purchasers in such transactions. Each share of Series B Preferred Stock converted into one share of Common Stock upon the closing of the Company's initial public offering.

    The Company, the Selling Stockholders and certain other stockholders of the Company, including the executive officers and directors, who will own in the aggregate 2,401,512 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire shares of Common Stock owned by them during the 90-day period commencing on the date of this Prospectus. The Company may, however, issue shares of Common Stock upon the exercise of stock options that are currently outstanding, and may grant additional options under the Equity Incentive Plan, provided such additional options shall not be transferable during such period.

    Certain persons participating in this offering may overallot or effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of September 30, 1995 and 1996 and for each of the years in the three-year period ended September 30, 1996 have been included in this Prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can be obtained in person at prescribed rates from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus, which constitutes a part of a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of KPMG Peat Marwick LLP...........................................  F-2

Consolidated Balance Sheets...............................................  F-3

Consolidated Statements of Operations.....................................  F-4

Consolidated Statements of Stockholders' Equity...........................  F-5

Consolidated Statements of Cash Flows.....................................  F-6

Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Rogue Wave Software, Inc.
  and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon
October 16, 1996

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      SEPTEMBER 30,
                                                                   --------------------   JUNE 30,
                             ASSETS                                  1995       1996        1997
                                                                   ---------  ---------  -----------
                                                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents......................................  $   1,010  $   1,714   $   5,082
  Short-term investments.........................................         --         --      25,458
  Accounts receivable, net.......................................      2,164      4,527       5,164
  Prepaid expenses and other current assets......................        212        873         600
  Deferred income taxes..........................................         80        108         307
                                                                   ---------  ---------  -----------
    Total current assets.........................................      3,466      7,222      36,611
Furniture, fixtures and equipment, net...........................        889      2,718       3,395
Other noncurrent assets, net.....................................        403        254       2,169
                                                                   ---------  ---------  -----------
    Total assets.................................................  $   4,758  $  10,194   $  42,175
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................        520        637         600
  Accrued expenses...............................................        668        805       3,411
  Deferred revenue...............................................      1,351      2,881       4,977
  Current portion of long-term obligations.......................        230        217         242
                                                                   ---------  ---------  -----------
    Total current liabilities....................................      2,769      4,540       9,230
Long-term obligations, less current portion......................        230        322         370
                                                                   ---------  ---------  -----------
    Total liabilities............................................      2,999      4,862       9,600
                                                                   ---------  ---------  -----------
Commitments and contingencies
Mandatorily redeemable preferred stock, $.001 par value.
 Authorized 1,200, 2,350 and zero shares at September 30, 1995 and 1996 and June 30, 1997, respectively; issued and outstanding
 800, 1,543 and zero shares at September 30, 1995 and 1996 and
 June 30, 1997, respectively ($1,200, $4,731 and zero aggregate liquidation and redemption preference at September 30, 1995 and
 1996 and June 30, 1997, respectively)...........................      1,140      4,664          --
                                                                   ---------  ---------  -----------
Stockholders' equity:
  Common stock, $.001 par value. Authorized 35,000 shares; issued and outstanding 3,425, 3,655 and 7,710 shares at September 30,
   1995 and 1996 and June 30, 1997, respectively.................          3          4           8
  Additional paid-in capital.....................................        640        676      30,823
  Stockholder note receivable....................................        (13)       (13)         --
  Retained earnings (deficit)....................................        (11)        24       1,752
  Cumulative translation adjustment..............................         --        (23)         (8)
                                                                   ---------  ---------  -----------
    Total stockholders' equity...................................        619        668      32,575
                                                                   ---------  ---------  -----------
    Total liabilities and stockholders' equity...................  $   4,758  $  10,194   $  42,175
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                   -------------------------------  --------------------
                                                     1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
                                                                                        (UNAUDITED)
Revenue:
  License revenue................................  $   6,652  $  10,417  $  14,986  $  10,605  $  15,240
  Service and maintenance revenue................        557      1,520      3,859      2,587      5,803
                                                   ---------  ---------  ---------  ---------  ---------
    Total revenue................................      7,209     11,937     18,845     13,192     21,043
                                                   ---------  ---------  ---------  ---------  ---------
Cost of revenue:
  Cost of license revenue........................        693      1,048      1,276        873      1,262
  Cost of service and maintenance revenue........        331      1,123      1,663      1,025      1,969
                                                   ---------  ---------  ---------  ---------  ---------
    Total cost of revenue........................      1,024      2,171      2,939      1,898      3,231
                                                   ---------  ---------  ---------  ---------  ---------
    Gross profit.................................      6,185      9,766     15,906     11,294     17,812
                                                   ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Product development............................      2,109      3,204      5,548      3,984      4,782
  Sales and marketing............................      2,652      4,880      8,234      5,969      9,103
  General and administrative.....................        780      1,487      2,204      1,596      2,241
                                                   ---------  ---------  ---------  ---------  ---------
    Total operating expenses.....................      5,541      9,571     15,986     11,549     16,126
                                                   ---------  ---------  ---------  ---------  ---------
    Income (loss) from operations................        644        195        (80)      (255)     1,686
Other income (expense), net......................          4        (10)        91         68        925
                                                   ---------  ---------  ---------  ---------  ---------
    Income (loss) before income taxes............        648        185         11       (187)     2,611
Income tax expense (benefit).....................         80        106        (24)       (73)       883
                                                   ---------  ---------  ---------  ---------  ---------
    Net income (loss)............................  $     568  $      79  $      35  $    (114) $   1,728
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share...............  $    0.14  $    0.02  $    0.01  $   (0.03) $    0.21
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Shares used in per share calculation.............      4,154      5,009      6,045      4,088      8,348
Pro forma net income data (unaudited):
  Income before income taxes, as reported........  $     648
  Pro forma income tax expense...................        142
                                                   ---------
    Pro forma net income.........................  $     506
                                                   ---------
                                                   ---------
Pro forma net income per common share
 (unaudited).....................................  $    0.12
                                                   ---------
                                                   ---------

          See accompanying notes to consolidated financial statements.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON STOCK    ADDITIONAL   STOCKHOLDER   RETAINED    CUMULATIVE       TOTAL
                                          ---------------   PAID-IN        NOTE       EARNINGS    TRANSLATION   STOCKHOLDERS'
                                          SHARES   AMOUNT   CAPITAL     RECEIVABLE    (DEFICIT)   ADJUSTMENT       EQUITY
                                          ------   ------  ----------   -----------   ---------   -----------   ------------
Balance at September 30, 1993...........  3,342    $   3     $  612       $    --      $  (158)     $    --         $   457
Issuance of common stock................     83       --         24           (13)          --           --              11
Dividends paid..........................     --       --         --            --         (500)          --            (500)
Net income..............................     --       --         --            --          568           --             568
                                          ------   ------  ----------   -----------   ---------   -----------   ------------
Balance at September 30, 1994...........  3,425        3        636           (13)         (90)          --             536
Issuance of common stock................     --       --          4            --           --           --               4
Net income..............................     --       --         --            --           79           --              79
                                          ------   ------  ----------   -----------   ---------   -----------   ------------
Balance at September 30, 1995...........  3,425        3        640           (13)         (11)          --             619
Exercise of stock options...............    230        1         36            --           --           --              37
Net income..............................     --       --         --            --           35           --              35
Foreign currency translation
 adjustment.............................     --       --         --            --           --          (23)            (23)
                                          ------   ------  ----------   -----------   ---------   -----------   ------------
Balance at September 30, 1996...........  3,655        4        676           (13)          24          (23)            668
Issuance of common stock, net
 (unaudited)............................  3,910        4     30,010            --           --           --          30,014
Exercise of stock options (unaudited)...    145       --        137            --           --           --             137
Net income (unaudited)..................     --       --         --            --        1,728           --           1,728
Payment on shareholder note receivable
 (unaudited)............................     --       --         --            13           --           --              13
Foreign currency translation adjustment
 (unaudited)............................     --       --         --            --           --           15              15
                                          ------   ------  ----------   -----------   ---------   -----------   ------------
Balance at June 30, 1997 (unaudited)....  7,710    $   8     $30,823      $    --      $ 1,752      $    (8)        $32,575
                                          ------   ------  ----------   -----------   ---------   -----------   ------------
                                          ------   ------  ----------   -----------   ---------   -----------   ------------

          See accompanying notes to consolidated financial statements.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                              NINE MONTHS
                                                                   YEAR ENDED                    ENDED
                                                                  SEPTEMBER 30,                 JUNE 30,
                                                         -------------------------------  --------------------
                                                           1994       1995       1996       1996       1997
                                                         ---------  ---------  ---------  ---------  ---------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $     568  $      79  $      35  $    (114) $   1,728
  Adjustments to reconcile net income (loss) to net
   cash from operating activities:
    Depreciation and amortization......................        266        514        807        577      1,236
    Loss on disposal of equipment......................         --         23         --         --         --
    Changes in assets and liabilities:
      Accounts receivable..............................       (618)    (1,115)    (2,385)    (1,171)       416
      Prepaid expenses and other current assets........       (105)       (54)      (661)      (405)       471
      Deferred income taxes............................         --        (80)       (28)       (76)      (199)
      Other noncurrent assets..........................        (54)       (16)       (72)      (146)      (223)
      Accounts payable and accrued expenses............        610        440        254        234      1,432
      Deferred revenue.................................        462        702      1,530        858      1,405
                                                         ---------  ---------  ---------  ---------  ---------
        Net cash from operating activities.............      1,129        493       (520)      (243)     6,266
                                                         ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of furniture, fixtures and equipment........       (368)      (326)    (2,040)    (1,590)    (1,559)
  (Purchase) maturity of short-term investments........       (344)       344         --         --    (25,458)
  Payments for software rights.........................       (174)        --         --         --         --
  Purchase of business net of cash acquired............         --         --         --         --     (1,245)
                                                         ---------  ---------  ---------  ---------  ---------
        Net cash from investing activities.............       (886)        18     (2,040)    (1,590)   (28,262)
                                                         ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Payments on long-term obligations....................       (162)      (313)      (296)      (121)      (140)
  Dividends paid.......................................       (500)        --         --         --         --
  Net proceeds from issuance of mandatorily redeemable
   preferred stock.....................................        941        199      3,524      3,524         --
  Net proceeds from issuance of common stock...........         11          4         --         --     25,380
  Payment on shareholder note receivable...............         --         --         --         --         13
  Proceeds from exercise of stock options..............         --         --         37         35        107
                                                         ---------  ---------  ---------  ---------  ---------
        Net cash from financing activities.............        290       (110)     3,265      3,438     25,360
                                                         ---------  ---------  ---------  ---------  ---------
Effect of exchange rate changes on cash and cash
 equivalents...........................................         --         --         (1)        (4)         4
                                                         ---------  ---------  ---------  ---------  ---------
        Net change in cash and cash equivalents........        533        401        704      1,601      3,368
Cash and cash equivalents at beginning of period.......         76        609      1,010      1,010      1,714
                                                         ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.............  $     609  $   1,010  $   1,714  $   2,611  $   5,082
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................  $       9  $      53  $      37  $      36  $      31
  Cash paid for taxes..................................         18        258        106         63         10
Supplemental disclosure of non-cash investing and
 financing activities:
  Acquisition of equipment financed by capital lease
   obligations.........................................         46        346        375        375         --
  Purchase of software rights financed by long-term
   debt................................................        445         --         --         --         --
  Common stock issued for conversion of mandatorily
   redeemable preferred stock..........................         --         --         --         --      4,663

          See accompanying notes to consolidated financial statements.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Rogue Wave Software, Inc. (the Company) was founded in 1989 and is primarily engaged in the development, sale and support of object-oriented software parts and related tools. As more fully discussed in note 2, the Company acquired Inmark Development Corporation (Inmark) in a transaction accounted for as a pooling of interests effective October 27, 1995. Financial statements for the periods prior to the merger have been restated to reflect the combined amounts for the Company and Inmark.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company translates the accounts of its foreign subsidiary using the local foreign currency as the functional currency. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH EQUIVALENTS

    Cash equivalents consist of investments in highly liquid investment instruments with original maturities of three months or less to the Company.

    SHORT-TERM INVESTMENTS (UNAUDITED)

    Short-term investments consist primarily of commercial paper with acquired maturities of 180 days or less. The carrying amount of short-term investments is the cost plus interest earned as of June 30, 1997, which approximates market value.

    ACCOUNTS RECEIVABLE

    Accounts receivable are shown net of allowance for doubtful accounts of $251 and $107 at September 30, 1995 and 1996, respectively.

    FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Equipment under capital leases is stated at the present value of future minimum lease payments at the inception of the lease.

    Depreciation of furniture, fixtures and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Equipment held under capital leases is amortized straight-line over the shorter of the lease term or estimated useful lives of the assets.

    INTANGIBLE ASSETS

    Other noncurrent assets include purchased software rights, a covenant not to compete and goodwill, which are amortized over estimated useful lives of three to five years using the straight-line method. Original cost of these intangibles was $670 at September 30, 1995 and 1996. Accumulated amortization at September 30, 1995 and 1996 was $341 and $562, respectively. Amortization charged to expense was $106, $224 and $221 for the years ended September 30, 1994, 1995 and 1996, respectively.

    REVENUE RECOGNITION

    License revenue is recognized at the time of shipment. Revenue from service contracts sold in conjunction with product sales is also recognized at the time of sale. The service contracts generally are for thirty days.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
    Maintenance and service revenue includes maintenance revenue which is recognized ratably over the maintenance period and revenue from training and consulting services, which is recognized as services are performed.

    The Company generally provides a thirty-day right of return policy for software sales. The allowance for returns was $111 at September 30, 1995 and 1996.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Management believes the credit risk associated with cash and cash equivalents is minimal. At September 30, 1996, one customer accounted for approximately 11% of accounts receivable.

    The Company sells its products primarily to major corporations that serve a wide variety of U.S. and foreign markets. International revenue accounted for approximately 19% of the Company's total revenue in 1996.

    RESEARCH AND DEVELOPMENT

    Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The Company begins capitalization upon completion of a working model. To date, such capitalizable costs have not been material. Accordingly, the Company has charged all such costs to product development expense. Future capitalized costs, if any, will be amortized on a straight-line basis over the estimated life of the products or the ratio of current revenue to the total of current and anticipated future revenue, whichever expense is greater.

    INCOME TAXES

    Prior to July 1, 1994, the Company was taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders were liable for federal and state income taxes on the Company's taxable income.

    Effective June 30, 1994, the S Corporation election was terminated. The Company's income taxes since that date, as well as unaudited pro forma and Inmark income taxes for all periods presented, have been provided for under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No. 109). SFAS No. 109 is an asset and liability approach that requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    COMPUTATION OF NET INCOME PER SHARE

    Net income per share is computed using the weighted average number of shares of common and common equivalent shares outstanding. Common equivalent shares are excluded from the computation if their effect is antidilutive, except that pursuant to the Securities and Exchange Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the twelve months immediately preceding the initial filing date have been included in the calculation as if they were outstanding for all

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
periods presented using the treasury stock method and the initial public offering price. Common equivalent shares consist of the common shares issuable upon the conversion of the Series A preferred stock (using the if-converted method) and incremental shares issuable upon the exercise of stock options and upon the conversion of the Series B preferred stock (using the treasury stock method).

    FINANCIAL INSTRUMENTS

    The recorded amounts of financial instruments approximate their fair market values.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) MERGER
    On October 27, 1995, the Company acquired all of the common stock of Inmark in exchange for 878 shares of the Company's common stock in a transaction accounted for as a pooling of interests. Inmark was a privately held corporation specializing in the development, distribution and support of object-oriented graphical user interface library software. The Company's consolidated financial statements and notes to consolidated financial statements have been restated to include the results of Inmark for all periods presented.

    Separate results of operations for the periods prior to the merger are as follows:

                                                                     THE COMPANY   INMARK     COMBINED
                                                                     -----------  ---------  -----------
Year ended September 30, 1994:
  Total revenue....................................................   $   4,570   $   2,639   $   7,209
  Net income.......................................................         528          40         568
Year ended September 30, 1995:
  Total revenue....................................................       8,663       3,274      11,937
  Net income (loss)................................................         349        (270)         79
One month ended October 31, 1995:
  Total revenue....................................................         835         237       1,072
  Net income (loss)................................................         (58)         16         (42)

    Merger costs of $120 were incurred and charged to expense in the first quarter of 1996 for services rendered to facilitate completion of the transaction.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(3) BALANCE SHEET COMPONENTS

    FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment consist of the following:

                                                     SEPTEMBER 30,
                                                  -------------------
                                                   1995       1996
                                                  ------    ---------
     Computer equipment.......................    $1,213     $  3,257
     Furniture, fixtures and equipment........       179          550
                                                  ------    ---------
                                                   1,392        3,807
     Less accumulated depreciation and
      amortization............................       503        1,089
                                                  ------    ---------
       Furniture, fixtures and equipment,
        net...................................    $  889     $  2,718
                                                  ------    ---------
                                                  ------    ---------

    Depreciation expense for the years ended September 30, 1994, 1995 and 1996 was $160, $262 and $586 respectively.

    ACCRUED EXPENSES

    The Company's accrued expenses include the following:

                                                  SEPTEMBER 30,
                                                  -------------
                                                  1995     1996
                                                  ----     ----
     Accrued payroll and related
      liabilities.............................    $316     $471
     Other accrued expenses...................     352      334
                                                  ----     ----
       Accrued expenses.......................    $668     $805
                                                  ----     ----
                                                  ----     ----

(4) LEASES
    The Company leases certain of its office space through noncancelable operating lease arrangements. The leases expire 1997 through 2001 and are net leases with the Company paying all executory costs, including insurance, utilities and maintenance. Rent expense for operating leases during the years ended September 30, 1994, 1995 and 1996 was $157, $210 and $566, respectively.

    Property under capital leases at September 30, 1995 and 1996 is as follows:

                                                                 1995  1996
                                                                 ----  ----
     Computer equipment........................................  $388  $750
     Office furniture and equipment............................    26    39
                                                                 ----  ----
       Total...................................................   414   789
     Less accumulated amortization.............................   112   282
                                                                 ----  ----
       Property under capital leases, net......................  $302  $507
                                                                 ----  ----
                                                                 ----  ----

    Amortization expense is included in depreciation expense for furniture, fixtures and equipment.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(4) LEASES (CONTINUED)
    Future minimum lease payments under capital and operating leases (with initial or remaining lease terms in excess of one year) and the present value of future minimum capital lease payments are as follows:

                                                         CAPITAL   OPERATING
                                                         -------   ---------
     Year ending September 30:
       1997............................................   $248      $  606
       1998............................................    217         700
       1999............................................    121         650
       2000............................................      4         259
       2001............................................     --         156
                                                         -------   ---------
         Total minimum lease payments..................    590      $2,371
                                                                   ---------
                                                                   ---------
     Less amounts representing interest................     51
                                                         -------
         Present value of future minimum lease
          payments.....................................    539
     Less current portion..............................    217
                                                         -------
         Obligations under capital leases, less current
          portion......................................   $322
                                                         -------
                                                         -------

(5) LONG-TERM DEBT
    Long-term debt consists of the following:

                                                       SEPTEMBER 30,
                                                           1995
                                                       -------------
Note payable to bank, secured by all accounts
 receivable, inventory and equipment, payable in
 monthly installments of $3, including interest at
 9.5%, due February 1996, guaranteed by certain
 stockholders......................................        $ 17
Notes payable in installments of $150 and $125, due
 July 1, 1995 and July 1, 1996, respectively,
 noninterest bearing (less unamortized discount of
 $19 at September 30, 1995, based on imputed
 interest rate of 8.75%)...........................         106
                                                            ---
                                                            123
Less current portion of long-term debt.............         123
                                                            ---
  Long-term debt, less current portion.............        $ --
                                                            ---
                                                            ---

(6) INCOME TAXES
    As described in note 1, the Company was taxed as an S Corporation through June 30, 1994. Pro forma figures for 1994 are presented to show the impact as if the Company's earnings from continuing operations had

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(6) INCOME TAXES (CONTINUED)
been subject to federal and state income taxes as a C Corporation in that year. Actual figures for 1994 and all remaining periods presented reflect the Company's taxes as a C Corporation effective July 1, 1994 and Inmark's taxes as a C Corporation.

                                        YEAR ENDED SEPTEMBER 30,
                                ----------------------------------------
                                1994         1994         1995     1996
                                -----    ------------     -----    -----
                                         (UNAUDITED)
                                         (PRO FORMA)
Current:
  Federal.....................  $ 62          $  154      $ 142    $  --
  State and local.............    18              42         44        4
                                -----            ---      -----    -----
                                  80             196        186        4
                                -----            ---      -----    -----
Deferred:
  Federal.....................    --             (37)       (49)     (22)
  State and local.............    --             (17)       (31)      (6)
                                -----            ---      -----    -----
                                  --             (54)       (80)     (28)
                                -----            ---      -----    -----
    Total.....................  $ 80          $  142      $ 106    $ (24)
                                -----            ---      -----    -----
                                -----            ---      -----    -----

    Income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to net income before income taxes) as follows:

                                                                          YEAR ENDED SEPTEMBER 30,
                                                               ----------------------------------------------
                                                                 1994         1994         1995       1996
                                                               ---------  -------------  ---------  ---------
                                                                           (UNAUDITED)
                                                                           (PRO FORMA)
Computed expected income tax expense.........................  $     220    $     220    $      63  $       4
Increase (reduction) in income tax expense resulting from:
  State income tax expense...................................         14           32            1          3
  Research and experimentation credit........................        (57)        (152)        (110)      (108)
  Change in valuation allowance..............................         16           16          120         43
  Rate differential..........................................         --           --           14         --
  Exclusion of earnings for period that S Corporation
   election was valid........................................       (121)          --           --         --
  Non-deductible meals and entertainment.....................          3            4            9         14
  Other, net.................................................          5           22            9         20
                                                                     ---          ---    ---------  ---------
    Income tax expense (benefit).............................  $      80    $     142    $     106  $     (24)
                                                                     ---          ---    ---------  ---------
                                                                     ---          ---    ---------  ---------

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                     SEPTEMBER 30,
                                                     --------------
                                                     1995     1996
                                                     -----    -----
Deferred tax assets:
  Intangible assets..............................    $  25    $  37
  Accrued expenses...............................      142       95
  Net operating loss carryforwards...............      171       74
  Foreign operating loss carryforwards...........       --       66
  Research and experimentation credit
   carryforward..................................      120      217
  Other..........................................        3       14
                                                     -----    -----
    Total gross deferred tax assets..............      461      503
  Valuation allowance............................     (314)    (357)
                                                     -----    -----
    Net deferred tax assets......................      147      146
Deferred tax liabilities:
  Cash to accrual adjustment.....................       27       18
  Property and equipment, due to differences in
   depreciation..................................       40       20
                                                     -----    -----
    Total gross deferred tax liabilities.........       67       38
                                                     -----    -----
    Net deferred taxes...........................    $  80    $ 108
                                                     -----    -----
                                                     -----    -----

    At September 30, 1996, the Company had net operating loss carryforwards for federal, state and foreign income tax purposes of $186, $172 and $136, respectively. The federal net operating losses expire 2007 to 2010 and the state net operating loss expires in 2000. The Company also had $217 of tax credit carryforwards that expire 2003 to 2011. The net operating loss and $120 of the tax credit carryforwards were generated by Inmark prior to Inmark's merger with the Company on October 27, 1995. As a result, utilization of all such amounts are limited by the future taxable income of Inmark.

(7) PREFERRED STOCK
    The Company has 2,350 shares of preferred stock authorized at September 30, 1996. The stock has a par value of $.001 and was issued in mandatorily redeemable Series A and Series B (Series A and B). The terms of the Series A and B preferred stock are:

    - Each share of Series A and B preferred stock is voting and convertible into common stock using formulas specified in the Series A and B Preferred Stock Purchase Agreements. Series A and B preferred stockholders have non-cumulative dividend rights at the rate of $.09 per share and $.48 per share, respectively, payable in preference and priority to common stock. Upon liquidation, Series A and B preferred stockholders are entitled to be paid out of the assets of the Company which are available for distribution to its stockholders before any payment is made to common stockholders. Series A and B preferred stockholders will receive an amount equal to $1.50 per share and $4.76 per share, respectively, plus all related declared and unpaid dividends.

    - There is an automatic conversion of Series A and B preferred stock into shares of common stock upon the affirmative vote of the holders of at least 75% of the outstanding shares of the Series A and B preferred stock, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(7) PREFERRED STOCK (CONTINUED)
     registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's common stock that results in gross cash proceeds of at least $10,000 and that has a public offering price of at least $9.51 per share.

    Other rights and restrictions of Series A and B preferred stockholders are as follows:

    - Redemption rights upon demand of at least a majority of the then outstanding shares of Series A and B preferred stock in three equal annual installments beginning on May 15, 1999 and ending on May 15, 2001. The redemption rights provide for redemption rates identical to the liquidation rates described above.

    - Shares are subject to an Investors' Rights Agreement which provides for the registration of the shares under the Securities Act of 1933 under certain circumstances.

    - Shares are subject to a Co-Sale and Voting Agreement which obligates the Series A and B preferred stockholders to vote in a certain manner with regard to the election of the Board members and which grants to preferred stockholders and common "key stockholders" the opportunity to participate on a pro-rata basis in subsequent sales of the common or preferred stock of the Company made by each stockholder subject to this Agreement.

(8) EQUITY INCENTIVE PLAN
    In June 1996, the Company's Board of Directors adopted the 1996 Equity Incentive Plan (the Equity Incentive Plan). The Company has reserved 3,000 shares of common stock for issuance under the Equity Incentive Plan. The Equity Incentive Plan replaces the Company's 1994 Stock Option Plan and the Inmark Stock Option Plan.

    The Equity Incentive Plan provides for grants of stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors), directors and consultants of the Company. The Equity Incentive Plan is administered by the Board of Directors of a committee appointed by the Board, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

    The terms of a stock option granted under the Equity Incentive Plan generally may not exceed ten years (five years in the case of holders of more than 10% of the Company's capital stock). The exercise price of options granted under the Equity Incentive Plan is determined by the Board of Directors but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the common stock on the date of grant. Options granted under the Equity Incentive Plan vest at the rate specified in the option agreement.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(8) EQUITY INCENTIVE PLAN (CONTINUED)
    The following table summarizes stock option activity through June 30, 1997:

                                                       NUMBER OF SHARES
                                               --------------------------------
                                               QUALIFIED   NONQUALIFIED
                                               INCENTIVE      STOCK
                                                OPTIONS      OPTIONS      TOTAL  PRICE PER SHARE
                                               ---------   ------------   -----  ---------------
Outstanding options at September 30, 1993....      103            --        103    $ .39-1.94
Granted......................................    1,085            --      1,085      .15-1.94
Exercised....................................       --            --         --        --
Canceled.....................................       --            --         --        --
                                               ---------       -----      -----  ---------------
Outstanding options at September 30, 1994....    1,188            --      1,188      .15-1.94
Granted......................................      447            13        460      .15-1.94
Exercised....................................       --            --         --        --
Canceled.....................................     (267)           --       (267)       .15
                                               ---------       -----      -----  ---------------
Outstanding options at September 30, 1995....    1,368            13      1,381      .15-1.99
Granted......................................      441           113        554      .53-7.50
Exercised....................................     (230)           --       (230)     .15-1.94
Canceled.....................................     (255)           --       (255)     .15-6.76
                                               ---------       -----      -----  ---------------
Outstanding options at September 30, 1996....    1,324           126      1,450    $ .15-7.50
Granted......................................      395           445        840     7.50-23.50
Exercised....................................     (139)           (5)      (144)     .15-7.50
Canceled.....................................      (85)           --        (85)     .15-15.50
                                               ---------       -----      -----  ---------------
Outstanding options at June 30, 1997.........    1,495           566      2,061    $ .15-23.50
                                               ---------       -----      -----  ---------------
                                               ---------       -----      -----  ---------------

    Of the 1,450 options outstanding at September 30, 1996, 446 options were vested and exercisable. Of the 2,061 options outstanding as of June 30, 1997, 638 options were vested and exercisable.

(9) EMPLOYEE STOCK PURCHASE PLAN
    In June 1996, the Board adopted the Employee Stock Purchase Plan (the Purchase Plan) covering an aggregate of 350 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specific dates determined by the Board of Directors, to the purchase of shares of common stock. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

                           ROGUE WAVE SOFTWARE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE NINE-MONTH PERIOD THEN ENDED IS
                                   UNAUDITED)

(10) STOCK RESTRICTION AGREEMENTS
    The Company has entered into stock restriction agreements with certain stockholders which restrict the sale or transfer of "unvested shares" (shares vest 50% on or after July 1, 1994, plus an additional 1.388% on or after the first day of each full month thereafter; shares are 100% vested on or after July 1, 1997).

    These agreements also give the Company the option to purchase stockholders' unvested shares under certain conditions at prices determined according to terms specified in the agreements.

    These stock restriction agreements terminate upon the earlier to occur of the following events:

    - Consummation of the Company's sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, which results in aggregate offering proceeds paid to the Company of at least $7,500 and a public offering price of at least $11.25 per share (as adjusted for subsequent stock dividends, stock splits and recapitalizations) (see note 13); or

    - The stockholder no longer holds any unvested shares.

(11) QUALIFIED PROFIT SHARING PLAN
    The Company adopted a 401(k) profit sharing plan in January 1993. The plan is offered to eligible employees and calls for a discretionary employer match of employee contributions which is approved by the Board of Directors. To participate in the plan, employees must be 21 years of age, have been employed for 90 days, and work a minimum of 1,000 hours during the plan year. The Company matches all employee contributions up to 3 percent of earnings and half of employee contributions from 3 percent to 5 percent. Company contributions paid in the years ended September 30, 1994, 1995 and 1996 were $49, $31 and $118, respectively.

(12) CONTINGENCIES
    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(13) SUBSEQUENT EVENTS
    The Company approved a 2 for 3 reverse stock split in October 1996. All share and per share amounts have been restated to reflect the reverse split.

    In October 1996, the Company entered into a secured equipment term loan for $1.0 million. The loan bears an interest rate equal to the prime rate. Interest is payable monthly and principal is payable in 42 equal monthly installments beginning in March 1997. The loan contains certain financial covenants that require the Company to maintain a specified minimum tangible net worth and term liquidity coverage ratios and restrict the Company's ability to incur additional indebtedness, pay cash dividends on its capital stock and merge or consolidate with another corporation.

    The secured equipment term loan was retired in December 1996 shortly after the Company completed an initial public offering of Common Stock with net proceeds of $25.6 million (unaudited).

    In February 1997, the Company expanded its European operations by acquiring PVI Precision Software GmbH, a distributor of the Company's software products in Germany, the United Kingdom, France and the Benelux countries, for $1.2 million in a transaction accounted for as a purchase (unaudited).

              FACTORIES FOR BUILDING C++ AND JAVA-TM- APPLICATIONS

[GRAPHIC DEPICTING SCREENS FROM THE COMPANY'S OBJECT FACTORY AND JFACTORY PRODUCTS, INCLUDING TEXT NEXT TO THE OBJECT FACTORY SCREEN "BUILD CROSS PLATFORM, NATIVE C++ GUI'S, DRAWING ON HUNDREDS OF PRE-BUILT CLASSES. GENERATE C++ CLASSES THAT MAP TO DATA IN AN RDBMS," AND TEXT NEXT TO THE JFACTORY SCREEN "BUILD JAVA APPLICATIONS QUICKLY WITH THIS INTUITIVE, DRAG-AND-DROP DESIGNER."]



                   THE SOFTWARE PARTS COMPANY-TM- [COMPANY LOGO]

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          -----
Prospectus Summary...................................           3
Risk Factors.........................................           5
Use of Proceeds......................................          13
Price Range of Common Stock..........................          13
Dividend Policy......................................          13
Capitalization.......................................          14
Selected Consolidated Financial Data.................          15
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.................          16
Business.............................................          25
Management...........................................          37
Certain Transactions.................................          43
Principal and Selling Stockholders...................          44
Description of Capital Stock.........................          45
Shares Eligible for Future Sale......................          47
Underwriting.........................................          48
Legal Matters........................................          49
Experts..............................................          49
Available Information................................          49
Index to Consolidated Financial Statements...........         F-1

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                                COWEN & COMPANY

                          WESSELS, ARNOLD & HENDERSON

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                          , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee .................................................  $   8,015
NASD filing fee...................................................      3,145
Nasdaq application fee............................................     17,500
Blue sky and NASD expenses........................................     10,000
Printing and engraving expenses...................................    100,000
Legal fees and expenses...........................................     90,000
Accounting fees and expenses......................................     40,000
Transfer agent and registrar fees.................................      5,000
Miscellaneous.....................................................     26,340
                                                                    ---------
    Total.........................................................  $ 300,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant expects to enter into agreements with its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since June 30, 1994, the Registrant has sold and issued the following unregistered securities:

    (1) In July 1994, the Company issued an aggregate of 666,666 shares of Series A Preferred Stock for an aggregate consideration of $1.0 million to entities affiliated with El Dorado Ventures III, L.P. ("El Dorado III").

    (2) In December 1994, the Company issued an aggregate of 133,333 shares of Series A Preferred Stock for an aggregate consideration of $200,000 to entities affiliated with El Dorado III.

    (3) In November 1995, the Company issued an aggregate of 742,533 shares of Series B Preferred Stock for an aggregate consideration of $3,530,762. In connection with such financing, the Company issued (i) 247,225 shares of Series B Preferred Stock to entities affiliated with El Dorado III for cash and (ii) 453,248 shares of Series B Preferred Stock to entities affiliated with Menlo Ventures VI, L.P. ("Menlo Ventures VI") for cash.

    (4) On October 27, 1995, the Company merged with Inmark Development Company ("Inmark") and acquired all of the outstanding common stock of Inmark in exchange for 877,620 shares of the Company's Common Stock.

    (5) The Registrant sold an aggregate of 233,795 shares of its Common Stock to 31 employees, directors and consultants of the Registrant for consideration in the aggregate amount of $58,436 pursuant to the exercise of stock options granted under the Equity Incentive Plan.

    The sales and issuances of securities in the transactions described in paragraphs (1) through (3) above were made to "Accredited Investors" as such term is defined under Rule 501 of the Securities Act and were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

    The securities described in paragraph (4) above were issued pursuant to a fairness hearing held by the California Department of Corporations and were deemed to be exempt from registration under the Securities Act by virtue of
Section 3(a)(10) promulgated under the Securities Act.

    The sales and issuance of securities in the transaction described in paragraph (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

 EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
      1.1   Form of Underwriting Agreement.
     +2.1   Agreement and Plan of Reorganization between Registrant, Inmark Development Corporation and RW
             Acquisition, Inc., dated as of September 19, 1995.
     +2.2   Agreement and Plan of Merger between the Registrant and Rogue Wave Software, Inc., an Oregon
             corporation, dated as of November 21, 1996.
     +3.2   Amended and Restated Certificate of Incorporation of the Registrant.
     +3.3   Bylaws of the Registrant.
     +4.1   Reference is made to Exhibits 3.2 and 3.3.
     +4.2   Specimen Stock Certificate.
     +4.3   Amended and Restated Investors' Rights Agreement between the Registrant and certain investors, dated
             November 10, 1995, as amended June 27, 1996.
    **5.1   Opinion of Cooley Godward LLP.
    +10.1   Registrant's 1996 Equity Incentive Plan.
    +10.2   Registrant's Employee Stock Purchase Plan.
    +10.3   Form of Indemnity Agreement entered into between the Registrant and its officers and directors.
    +10.4   Lease Agreement between Registrant and the State of Oregon, dated May 1, 1996.
    +10.5   Lease Agreement between the Registrant and the Landmark, dated April 22, 1996.
    +10.6   Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated October 16, 1996.
    +10.7   Collateral Assignment, Patent Mortgage and Security Agreement between the Registrant and Silicon Valley
             Bank, dated October 16, 1996.
    +11.1   Statement Regarding Computation of Net Income Per Share.
    +21.1   List of Subsidiaries of Registrant.
    +22.1   Schedule of Valuation and Qualifying Accounts.
     23.1   Consent of KPMG Peat Marwick LLP. Reference is made to page II-6.
   **23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
   **24.1   Power of Attorney. Reference is made to page II-5.
   **27.1   Financial Data Schedule.

------------------------
 +Incorporated by reference to an exhibit bearing the same number in the
  Registrant's Registration Statement on Form SB-2 (No. 333-13517).
** Previously filed.

     (b)  Financial Statement Schedules

       All schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time the Commission declared it effective, and (2) for determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and that offering of such securities at that time shall be deemed to be the initial BONA FIDE offering of those securites.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corvallis, State of Oregon, on the 18th day of August, 1997.

                                          ROGUE WAVE SOFTWARE, INC.

                                          By:_________/s/_THOMAS KEFFER_________
                                                       Thomas Keffer
                                                   President and Chief Executive
                                          Officer

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

                SIGNATURE                                     TITLE                           DATE
------------------------------------------  ------------------------------------------  -----------------

             /s/THOMAS KEFFER               President, Chief Executive Officer and
    ---------------------------------        Chairman of the Board                        August 18, 1997
              Thomas Keffer                  (PRINCIPAL EXECUTIVE OFFICER)

        */s/ROBERT M. HOLBURN, JR.          Chief Financial Officer and Secretary
    ---------------------------------        (PRINCIPAL FINANCIAL AND ACCOUNTING          August 18, 1997
          Robert M. Holburn, Jr.             OFFICER)

           */s/THOMAS M. ATWOOD
    ---------------------------------       Director                                      August 18, 1997
             Thomas M. Atwood

            */s/LOUIS C. COLE
    ---------------------------------       Director                                      August 18, 1997
              Louis C. Cole

         */s/RICHARD P. MAGNUSON
    ---------------------------------       Director                                      August 18, 1997
           Richard P. Magnuson

          */s/THOMAS H. PETERSON
    ---------------------------------       Director                                      August 18, 1997
            Thomas H. Peterson

          *By: /s/THOMAS KEFFER
       ----------------------------
                  Thomas Keffer
                Attorney-in-fact

                                                                    EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Rogue Wave Software, Inc.:

    The audits referred to in our report dated October 16, 1996, included the related financial statement schedule as of September 30, 1996, and for each of the years in the three-year period ended September 30, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon
August 18, 1997

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                            DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
      1.1   Form of Underwriting Agreement.
     +2.1   Agreement and Plan of Reorganization between Registrant, Inmark Development Corporation and RW
             Acquisition, Inc., dated as of September 19, 1995.
     +2.2   Agreement and Plan of Merger between the Registrant and Rogue Wave Software, Inc., an Oregon
             corporation, dated as of November 21, 1996.
     +3.2   Amended and Restated Certificate of Incorporation of the Registrant.
     +3.3   Bylaws of the Registrant.
     +4.1   Reference is made to Exhibits 3.2 and 3.3.
     +4.2   Specimen Stock Certificate.
     +4.3   Amended and Restated Investors' Rights Agreement between the Registrant and certain investors, dated
             November 10, 1995, as amended June 27, 1996.
    **5.1   Opinion of Cooley Godward LLP.
    +10.1   Registrant's 1996 Equity Incentive Plan.
    +10.2   Registrant's Employee Stock Purchase Plan.
    +10.3   Form of Indemnity Agreement entered into between the Registrant and its officers and directors.
    +10.4   Lease Agreement between Registrant and the State of Oregon, dated May 1, 1996.
    +10.5   Lease Agreement between the Registrant and the Landmark, dated April 22, 1996.
    +10.6   Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated October 16, 1996.
    +10.7   Collateral Assignment, Patent Mortgage and Security Agreement between the Registrant and Silicon Valley
             Bank, dated October 16, 1996.
    +11.1   Statement Regarding Computation of Net Income Per Share.
    +21.1   List of Subsidiaries of Registrant.
    +22.1   Schedule of Valuation and Qualifying Accounts.
     23.1   Consent of KPMG Peat Marwick LLP. Reference is made to page II-6.
   **23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
   **24.1   Power of Attorney (reference is made to page II-5).
   **27.1   Financial Data Schedule.

------------------------
 +Incorporated by reference to an exhibit bearing the same number in the
  Registrant's Registration Statement on Form SB-2 (No. 333-13517).
** Previously filed.